PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 27, 1997
                                2,142,857 SHARES

                                     [LOGO]

                         CARRAMERICA REALTY CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     The Company is a publicly-traded real estate investment trust that focuses primarily on the acquisition, development, ownership and operation of suburban office properties in select growth markets across the United States. As of April 14, 1997, the Company owned interests in 184 operating properties containing approximately 14.7 million square feet of office space, five properties under construction that will contain approximately 846,000 square feet of office space, and land or options to acquire land that will support the development of up to 3.7 million square feet of office space.

     All of the shares of Common Stock offered hereby are being sold by the Company. The Common Stock is listed on the New York Stock Exchange under the symbol "CRE." The last reported sale price for the Common Stock on the NYSE on April 14, 1997 was $26.375 per share. Subject to certain limited exceptions, ownership of more than 5% of the Common Stock is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. In addition, the Company's charter documents contain certain restrictions on ownership of the Common Stock by foreign investors. See "Description of Common Stock-- Restrictions on Transfer" and "Risk Factors--Special Considerations for Foreign Investors" in the accompanying Prospectus.


   SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
            OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                   PRICE TO                  UNDERWRITING              PROCEEDS TO
                                                   OFFEREE                     DISCOUNT                 COMPANY
                                              ------------------------  ------------------------  ------------------------
Per Share...................................        $26.375                    $ 0                       $26.375
Total(3)....................................        $56,517,853                $ 0                       $56,517,853


                            ------------------------

           The date of this Prospectus Supplement is April 14, 1997.

                                   [ARTWORK]

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' overallotment option in the Offering is not exercised. As used herein, the term "Company" includes CarrAmerica Realty Corporation, a Maryland corporation, and/or one or more of its subsidiaries, as appropriate, and "Common Stock" refers to the common stock, par value $.01 per share, of the Company. All references to square footage herein are to rentable square feet (excluding storage space).

     Certain discussions in this Prospectus Supplement contain forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon lease expiration, the inability to generate sufficient revenues to meet debt service payments and other operating expenses, the unavailability of equity and debt financing and other risks described in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference. See "Risk Factors" beginning on page 3 of the accompanying Prospectus for further discussion of these risks.

                                   THE COMPANY

     The Company is a publicly-traded real estate investment trust ("REIT") and one of the largest developers, owners and operators of suburban office properties in the United States. As of April 14, 1997, the Company owned interests in 184 operating properties containing approximately 14.7 million square feet of office space located in 13 markets, five properties under construction that will contain approximately 846,000 square feet of office space, and land and options to acquire land that will support the development of up to 3.7 million square feet of office space. The operating properties owned by the Company as of December 31, 1996 were 93.6% leased as of that date.

     The Company has maintained a strategic alliance with Security Capital U.S. Realty, a European real estate operating company (together with its wholly-owned subsidiary, "USRealty") since November 1995. As of April 14, 1997, USRealty owned approximately 41.0% of the outstanding Common Stock of the Company (36.5% on a fully diluted basis). The Company is the exclusive strategic investment of USRealty in the commercial office property business in the United States.

     The Company and its predecessor, The Oliver Carr Company ("OCCO"), have been in business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, the Company shifted its focus from downtown Washington, D.C. to a national business strategy. The Company provides a full range of real estate services through a staff of over 625 employees located throughout the United States.

                                BUSINESS STRATEGY

     The Company's primary business objective is to achieve long-term sustainable per share cash flow growth through a strategy of (i) acquiring, developing, owning and operating office properties in suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) developing a national operating system that satisfies and capitalizes on the financial and operational demands of corporate office space users. The Company seeks to acquire or develop properties characterized by highly functional physical environments, strategic suburban locations in close proximity to key transportation arteries, residential areas and other amenities, and low initial and long-term costs of occupancy. From January 1, 1996 through April 14, 1997, the Company implemented its national business strategy by acquiring 171 operating properties containing approximately 11.4 million square feet of office space for an aggregate purchase price of approximately $1.2 billion.

                               RECENT DEVELOPMENTS

     Operating Property Acquisitions. From January 1 to April 14, 1997, the Company acquired 24 operating office properties containing approximately 2.2 million square feet for an aggregate purchase price of $239.8 million. As of April 14, 1997, the Company had entered into binding contracts (subject to certain conditions) and non-binding letters of intent to acquire an additional 19 operating office properties containing approximately 1.0 million square feet for an aggregate purchase price of approximately $98.3 million. The Company expects to close these transactions within 60 days, although there can be no assurance that any of these pending transactions will be consummated.

     The following table summarizes the operating properties that were acquired by the Company from January 1 to April 14, 1997 and those operating properties that the Company expects to acquire within the next 60 days:

                                                                  MONTH/EXPECTED       NUMBER OF     APPROXIMATE
            PROPERTY                        MARKET             MONTH OF ACQUISITION    PROPERTIES    SQUARE FEET
---------------------------------   -----------------------    --------------------    ---------    --------------
COMPLETED PROPERTY ACQUISITIONS
Cedar Maple Plaza................   Suburban Dallas              January 1997               3            112,000
The Crossings....................   Suburban Chicago             January 1997               2            296,000
Warner Premier...................   Southern California          January 1997               1             62,000
Quorum North.....................   Suburban Dallas              February 1997              1            118,000
3745 North First Street..........   Northern California          February 1997              1             68,000
Quorum Place.....................   Suburban Dallas               March 1997                1            177,000
Wateridge Pavilion...............   Southern California           March 1997                1             62,000
Mission Plaza....................   Northern California           March 1997                2            103,000
Fortran Court....................   Northern California           March 1997                4            298,000
RadiSys Building.................   Suburban Portland, OR         March 1997                1             80,000
Bannockburn Lake Office Plaza I &
  II.............................   Suburban Chicago              March 1997                2            210,000
2400 Lake Park Drive.............   Suburban Atlanta              April 1997                1            103,000
680 Engineering Drive............   Suburban Atlanta              April 1997                1             62,000
Embassy Row......................   Suburban Atlanta              April 1997                3            467,000
                                                                                           --
                                                                                                    --------------
  Subtotal.......................                                                          24          2,218,000
PENDING PROPERTY ACQUISITIONS

Data I/O Building................   Suburban Seattle               May 1997                 1             96,000
Scottsdale Place.................   Suburban Phoenix              April 1997                6             88,000
Westlake Corporate Center........   Southern California           April 1997                2             71,000
                                    Suburban Salt Lake City        May 1997                 3            179,000
Draper Park North................
Sorenson Research Park...........   Suburban Salt Lake City       April 1997                5            285,000
Tollhill East and West...........   Suburban Dallas               April 1997                2            238,007
                                                                                           --
                                                                                                    --------------
  Subtotal.......................                                                          19            957,000
                                                                                           --
                                                                                                    --------------
  Total..........................                                                          43          3,175,000
                                                                                           --
                                                                                           --
                                                                                                    --------------
                                                                                                    --------------

     Development. The Company's property development program will be an increasingly important component of its growth as attractive opportunities for the acquisition of operating properties diminish due to the influx of capital into the office property market. Since January 1, 1997, the Company placed in service one development property containing approximately 101,000 square feet. In addition, as of April 14, 1997, the Company had five other properties under construction that it intends to own and operate. The five properties contain approximately 846,000 square feet. The Company expects to achieve a first-year stabilized unleveraged return of approximately 11.1% on the $112.6 million estimated development cost of these five properties. The Company is also developing a 58,000 square foot office building for sale upon completion of construction to a third party under an existing agreement and expects to generate a pre-tax profit on the sale of approximately $1.0 million. There can be no assurance that the Company's expected return or profits on these development projects will be realized.

     The following table sets forth certain information regarding the five office properties under construction by the Company that it intends to own and operate, as of April 14, 1997:

                                                                                                EXPECTED
                                                                                               FIRST-YEAR
                                                                                               STABILIZED
                                                                     ESTIMATED                 UNLEVERAGED
                                                        RENTABLE       COST                     RETURN ON       EXPECTED
                                                         SQUARE         (IN        PERCENT     DEVELOPMENT     COMPLETION
PROPERTY UNDER CONSTRUCTION           MARKET              FEET        000's)       LEASED         COST            DATE
---------------------------     -------------------     --------     ---------     -------     -----------     ----------
Spalding Ridge.............     Suburban Atlanta         128,000     $ 15,400         75%          10.3%        2Q 1997
City View Center...........     Austin, Texas            128,000       18,100          0%          10.4%        4Q 1997
Panorama Corporate
  Center II................     Southeast Denver         101,000       11,900         39%          10.5%        2Q 1997
JD Edwards.................     Southeast Denver         189,000       28,600        100%           9.9%        3Q 1997
Baytech Center.............     Northern California      300,000       38,600        100%          12.7%        4Q 1997
                                                        --------     ---------     -------        -----
  Total/Weighted Average                                 846,000     $112,600         74%          11.1%
                                                        --------     ---------     -------        -----
                                                        --------     ---------     -------        -----

     Land Held for Development. The Company believes that owning a sufficient inventory of land for future development is critical to its development program; therefore, the Company will continue to invest in land for future development. The Company's goal is to allocate approximately 5% of its invested capital to investments in land. From January 1 to April 14, 1997, the Company acquired land at Gateway Plaza, Cedar Maple Plaza, Tollway Plaza I and Embassy Row that will support future development of up to 648,000 square feet of office space. The Company also has entered into binding agreements (subject to certain conditions) and non-binding letters of intent to acquire an additional 40 acres of land for future development in its target markets. No assurance can be given that any of these potential acquisitions of developable land will be consummated.

     The following table shows the land and options to acquire land that were owned by the Company as of April 14, 1997 and land that the Company expects to acquire within the next 60 days:

                                                                                    PENDING LAND
                                                             OWNED OR
                                                          CONTROLLED LAND           ACQUISITIONS
                                                        -------------------     --------------------
                                                                  BUILDABLE                BUILDABLE
                                                                   SQUARE                   SQUARE
    REGION/PROPERTY                 MARKET              ACRES      FOOTAGE      ACRES       FOOTAGE
------------------------    -----------------------     -----     ---------     ------     ---------
PACIFIC REGION:
  RadiSys Land..........    Suburban Portland, OR         --             --         4        46,000
  Redmond Hilltop.......    Suburban Seattle               4         95,000        --            --
  Data I/O Land.........    Suburban Seattle              --             --        23       324,000
                                                        -----     ---------     ------     ---------
    Subtotal                                               4         95,000        27       370,000
                                                        -----     ---------     ------     ---------
MOUNTAIN REGION:
  Panorama Corporate
  Center................    Southeast Denver              30        615,000        --            --
  Draper Park North.....    Suburban Salt Lake City       --             --        13       179,000
  Gateway Plaza.........    Suburban Phoenix               7        240,000        --            --
  Quorum Land...........    Southeast Denver               5        105,000        --            --
                                                        -----     ---------     ------     ---------
    Subtotal                                              42        960,000        13       179,000
                                                        -----     ---------     ------     ---------
CENTRAL REGION:
  Aubrey Smith..........    Austin, Texas                 18        750,000        --            --
  Riata.................    Austin, Texas                 51        774,000        --            --
  Cedar Maple Land......    Suburban Dallas                1         38,000        --            --
  Tollway Plaza I.......    Suburban Dallas                4        178,000        --            --
  Parkway North.........    Suburban Chicago              30        723,000        --            --
                                                        -----     ---------     ------     ---------
    Subtotal                                             104      2,463,000        --            --
                                                        -----     ---------     ------     ---------
SOUTHEAST REGION:
  Embassy Row Land......    Suburban Atlanta              11        192,000        --            --
                                                        -----     ---------     ------     ---------
    Subtotal                                              11        192,000        --            --
                                                        -----     ---------     ------     ---------
      Total                                              161      3,710,000        40       549,000
                                                        -----     ---------     ------     ---------
                                                        -----     ---------     ------     ---------

                              PORTFOLIO BY MARKET
     The Company's recent investments have provided it with a geographically diverse portfolio of properties throughout the United States. The following table provides an overview of the Company's portfolio by market as of April 14, 1997:

                                                                                             SQUARE
                                                NUMBER OF    SQUARE FOOTAGE     % OF        FOOTAGE       BUILDABLE
                                                OPERATING     OF OPERATING      TOTAL        UNDER          SQUARE
                   MARKET                       PROPERTIES     PROPERTIES      SQ. FT.    CONSTRUCTION    FOOTAGE(1)
---------------------------------------------   ---------    --------------    -------    ------------    ----------
Northern California..........................       44          2,926,000        19.8%       300,000              --
Metropolitan Washington, D.C.(2):
  Downtown...................................       10          2,403,000        16.3             --              --
  Suburban...................................        7          1,273,000         8.6             --              --
Suburban Chicago.............................        8          1,380,000         9.4             --         723,000
Suburban Atlanta.............................       43          1,895,000        12.9        128,000         192,000
Southern California..........................       28          1,220,000         8.3             --              --
Southeast Denver.............................       11          1,014,000         6.9        290,000         720,000
Austin, Texas................................       11            976,000         6.6        128,000       1,524,000
Suburban Dallas..............................        7            650,000         4.4             --         216,000
Suburban Seattle.............................       10            399,000         2.7             --          95,000
Suburban Phoenix.............................        3            372,000         2.5             --         240,000
South Florida................................        1            160,000         1.1             --              --
Suburban Portland, Oregon....................        1             80,000         0.5             --              --
                                                   ---       --------------    -------    ------------    ----------
  Total......................................      184         14,748,000       100.0%       846,000       3,710,000
                                                   ---       --------------    -------    ------------    ----------
                                                   ---       --------------    -------    ------------    ----------

------------------
(1) Represents buildable square footage of land (including land subject to options) that is held for development.

(2) Excludes five properties containing approximately 1,289,000 square feet of office space in which the Company owns an interest of 50% or less and which are not consolidated in the Company's financial statements.

                                  THE OFFERING

Common Stock Offered Hereby (1).............................  2,142,857 shares
Common Stock Offered in Offering(2)...........................5,000,000 shares
Common Stock Outstanding After the Offering and Concurrent
  USRealty Purchase (3).....................................  55,941,531 shares
Common Stock and Units Outstanding After the Offering and
  Concurrent USRealty Purchase (4)..........................  61,536,340 shares and Units
Use of Proceeds.............................................  To repay outstanding indebtedness and for future acquisitions and development

------------------
(1) See "Price Range of Common Stock and Dividend History" herein and "Description of Common Stock" in the accompanying Prospectus.

(2) The Company is offering 5,000,000 shares of Common Stock (the "Offering") in a concurrent offering simultaneously with the closing of the purchase by USRealty of 2,142,857 shares of Common Stock offered hereby (the "Concurrent USRealty Purchase").

(3)  Based on number of shares of Common Stock outstanding on April 14, 1997.

(4) Based on number of shares of Common Stock and Units outstanding on April 14, 1997. "Unit" are 4,549,445 Units of partnership interest in Carr Realty, L.P. and 1,045,364 Units of partnership interest in CarrAmerica Realty, L.P. (the "Carr Partnerships") that are redeemable for shares of Common Stock on a one-for-one basis or cash, at the option of the Company.

                     SUMMARY SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial and operating information for the Company as of and for the years ended December 31, 1994, 1995 and 1996. This information is derived from the audited financial statements of the Company incorporated by reference in the accompanying Prospectus.

     The following table also sets forth pro forma financial information for the Company as of and for the year ended December 31, 1996, giving effect to (i) the completion of the Offering and the Concurrent USRealty Purchase, (ii) the acquisition of office properties and land that have been consummated since the beginning of the period presented and the acquisition of other office properties and land that the Company expects to consummate in the near future, (iii) the sales of common and preferred stock during 1996, (iv) the Company's January 1997 public offering of 4,928,570 shares of Common Stock for aggregate net proceeds of $136.0 million and (v) the repayment of outstanding indebtedness. See "Pro Forma Financial Information."

     The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                            HISTORICAL                PRO FORMA
                                                                ----------------------------------    ----------
                                                                  1994        1995         1996          1996
                                                                --------    --------    ----------    ----------
                                                                  (IN THOUSANDS EXCEPT PER SHARE AND PROPERTY
                                                                                     DATA)
OPERATING DATA:
  Real estate operating revenue:
    Rental revenue...........................................   $ 82,665    $ 89,539    $  154,165    $  275,240
    Real estate service revenue..............................      8,890      11,315        12,512        12,512
  Real estate operating expenses:
    Property operating expenses..............................     29,707      31,579        51,927        94,083
    Interest expense.........................................     21,366      21,873        31,630        50,158
    General and administrative expenses......................      9,535      10,711        15,228        15,228
    Depreciation and amortization............................     14,419      18,495        38,264        64,585
  Net income.................................................     12,097      12,067(1)     24,318(1)     57,892
  Dividends paid to common stockholders......................     20,204      23,344        42,914
PER SHARE DATA:
  Net income before extraordinary item.......................   $   1.06    $   0.90    $     0.90    $     0.97
  Dividends paid to common stockholders......................       1.75        1.75          1.75
  Weighted average shares outstanding(2).....................     11,387      13,338        31,999        62,075
BALANCE SHEET DATA (AT PERIOD END):
  Real estate, before accumulated depreciation...............   $429,537    $480,589    $1,539,998    $1,912,358
  Total assets...............................................    407,948     458,860     1,536,564     1,906,920
  Mortgages payable..........................................    254,933     317,374       440,449       497,145
  Other indebtedness.........................................          0           0       215,000       189,221
  Minority interest..........................................     38,644      34,850        50,597        69,423
  Total stockholders' equity.................................    106,042      95,543       787,478     1,104,377
OTHER DATA:
  Net cash provided by operating activities..................   $ 29,908    $ 35,277    $   82,300
  Net cash used by investing activities......................    (67,046)    (81,635)     (876,947)
  Net cash provided by financing activities..................     32,652      37,113       813,067
  Funds from operations before minority interest of the
    Unitholders of Carr Partnerships (3).....................     30,640      33,190(1)     64,496(1)    124,895
  Weighted average shares and Units outstanding (4)..........     15,878      18,157        32,263        63,815
  Number of properties (at period end).......................         16          18           165           203
  Square footage (in thousands, at period end)...............      4,006       4,626        13,954        15,705

------------------
(1) Net income and funds from operations include non-recurring deductions of approximately $2.3 million and $1.9 million in 1996 and 1995, respectively, related to the write-off of unamortized purchase price of certain third party real estate service contracts that were terminated in 1996 and the termination of an agreement to acquire the development business of The Evans Company in 1995.

(2) Weighted average shares outstanding used in calculating net income (loss) per share includes common shares and share equivalents and, when dilutive, stock options and Units.

(3) The Company believes that funds from operations is an appropriate measure of the performance of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. In accordance with the final National Association of Real Estate Investment Trusts (NAREIT) White Paper on Funds From Operations as approved by the Board of Governors of NAREIT on March 3, 1995, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. The Company's funds from operations in 1994 have been restated to conform to the NAREIT definition of funds from operations. Funds from operations does not represent net income or cash flow generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or the Company's ability to make distributions.

(4) Includes shares of Common and Preferred Stock outstanding plus Units that are redeemable for shares of Common Stock on a one-for-one basis or for cash, at the option of the Company. Units include non-dividend paying Units.

                                   THE COMPANY

     The Company is a publicly-traded real estate investment trust ("REIT") and one of the largest developers, owners and operators of suburban office properties in the United States. As of April 14, 1997, the Company owned interests in 184 operating properties containing approximately 14.7 million square feet of office space located in 13 markets, five properties under construction that will contain approximately 846,000 square feet of office space, and land and options to acquire land that will support the development of up to 3.7 million square feet of office space. The operating properties owned by the Company as of December 31, 1996 were 93.6% leased as of that date.

     The Company has maintained a strategic alliance with Security Capital U.S. Realty, a European real estate operating company (together with its wholly-owned subsidiary, "USRealty") since November 1995. As of April 14, 1997, USRealty owned approximately 41.0% of the outstanding Common Stock of the Company (36.5% on a fully diluted basis). The Company is the exclusive strategic investment of USRealty in the commercial office property business in the United States.

     The Company and its predecessor, The Oliver Carr Company ("OCCO"), have been in business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, the Company shifted its focus from downtown Washington, D.C. to a national business strategy. The Company provides a full range of real estate services through a staff of over 625 employees located throughout the United States. The Company's principal executive offices are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006 and its telephone number is
(202) 624-7500. The Company's web site can be found at www.carramerica.com. The Company was organized as a Maryland corporation on July 9, 1992.

BUSINESS STRATEGY

     The Company's primary business objective is to achieve long-term sustainable per share cash flow growth through a strategy of (i) acquiring, developing, owning and operating office properties in suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) developing a national operating system that satisfies and capitalizes on the financial and operational demands of corporate office space users. The Company believes that many growth-oriented companies are relocating to and expanding in suburban locations that offer lower operating costs, greater convenience and a higher quality of life than traditional central business districts. The Company seeks to provide suburban office space that will meet the changing needs of these corporate users of office space.

     Target Markets. The Company has focused its acquisition and development activity in the Pacific, Mountain, Central and Southeast regions of the United States, regions which generally possess strong growth characteristics. Within these regions, the Company is targeting specific submarkets in which operating costs for businesses are relatively low, long-term population and job growth generally are expected to exceed the national average, large, well-educated employment pools exist, and barriers to entry exist for new supplies of office space. The Company has established a local presence in each of its existing target markets through its investment activity and through the relationships established by its experienced market officers. The Company's target markets include the following: Northern California; metropolitan Washington, D.C.; suburban Atlanta; Southern California; Southeast Denver; Austin, Texas; suburban Chicago; suburban Seattle; suburban Phoenix; suburban Dallas; suburban Portland, Oregon; suburban Salt Lake City; and South Florida.

     For each identified target market, the Company has established a set of general guidelines and physical characteristics to evaluate acquisition opportunities available to the Company. All investment decisions are driven by real estate research, focusing on variables such as economic base analysis, job growth and supply and demand fundamentals. The Company's goal is to become one of the major owners and operators of office space in each of its selected target markets. By achieving such critical mass, the Company believes that it will be able to better serve its customers' needs and realize certain operating efficiencies.

     The Company believes that three of the key indicators of the strength of the national office property market are declining vacancy rates, positive net absorption and limited new supply of office product. The charts below show national office vacancy rates in suburban markets and central business districts for the period from 1986 to 1996 and new office construction starts and net absorption in suburban markets for the same period.


                                (CHARTS OMITTED)

     (See narrative description below or in appendix for graphics and images). [The first chart shows suburban vacancy rates compared to central business district vacancy rates for the years 1986-1996. The second chart tracks new construction in millions of square feet along with net absorption from 1986-1996.]

     The supply and demand fundamentals in the Company's target markets generally have improved since 1994 and have resulted in decreasing vacancy rates which compare favorably with the national average, as shown below:

                                                                                                              COMPANY
                                                                                                     --------------------------
                                                                                                       SQUARE FEET       % OF
                                                                                                        OWNED IN        COMPANY'S
                                                                                                         MARKET/         TOTAL
                                   COMPANY'S MARKET/ SUBMARKET                                          SUBMARKET        S.F.
--------------------------------------------------------------------------------------------------   ---------------    -------
NORTHERN CALIFORNIA...............................................................................       2,926,000       19.84
  Sunnyvale.......................................................................................         126,000        0.86
  North San Jose..................................................................................       1,851,000       12.55
  Pleasanton/Dublin...............................................................................         949,000        6.43
METROPOLITAN WASHINGTON, D.C......................................................................       3,676,000       24.92
  District of Columbia............................................................................       2,403,000       16.29
  Northern Virginia...............................................................................       1,273,000        8.63
CHICAGO...........................................................................................       1,380,000        9.36
  Oakbrook........................................................................................         662,000        4.49
  Tri-State/Northbrook............................................................................         718,000        4.87
ATLANTA...........................................................................................       1,895,000       12.85
  Northeast.......................................................................................         772,000        5.23
  Northwest.......................................................................................         334,000        2.27
  Central Perimeter...............................................................................         626,000        4.24
  Northlake.......................................................................................         163,000        1.11
SOUTHERN CALIFORNIA/ORANGE COUNTY.................................................................         631,000        4.28
  Greater Airport Area............................................................................         631,000        4.28
SOUTHERN CALIFORNIA/LOS ANGELES...................................................................         404,000        2.74
  West San Fernando Valley........................................................................         404,000        2.74
SOUTHERN CALIFORNIA/SAN DIEGO.....................................................................         185,000        1.25
  Sorrento Mesa/Del Mar Heights...................................................................         185,000        1.25
DENVER............................................................................................       1,014,000        6.88
  Southeast I-25 Corridor.........................................................................       1,014,000        6.88
AUSTIN, TEXAS.....................................................................................         976,000        6.61
  Northwest Suburban..............................................................................         344,000        2.33
  Southwest Suburban..............................................................................         136,000        0.92
  Central Business District.......................................................................         496,000        3.36



                                                                                                                       % MARKET
                                                                                                   TOTAL OFFICE        VACANCY
                                                                                                     SPACE IN          RATES(1)

                                                                                                 MARKET (S.F.)(1)    ------------

                                   COMPANY'S MARKET/ SUBMARKET                                         1996          1996    1995
-----------------------------------------------------------------------------------------------  ----------------    ----    ----
NORTHERN CALIFORNIA............................................................................       243,174,022     5.6     8.1
  Sunnyvale....................................................................................        23,889,091     4.6     8.6
  North San Jose...............................................................................        24,901,324     4.3     7.9
  Pleasanton/Dublin............................................................................         5,601,135     3.5     5.9
METROPOLITAN WASHINGTON, D.C...................................................................       208,959,639     8.3     9.4
  District of Columbia.........................................................................        76,016,575    10.4     9.5
  Northern Virginia............................................................................        84,629,549     4.8     7.0
CHICAGO........................................................................................       188,594,031    14.0    15.1
  Oakbrook.....................................................................................        26,048,053     9.4    10.4
  Tri-State/Northbrook.........................................................................         5,088,456     6.7     8.8
ATLANTA........................................................................................        91,546,181     9.3    10.1
  Northeast....................................................................................         6,267,344     8.6     7.7
  Northwest....................................................................................        18,290,239     7.6    10.3
  Central Perimeter............................................................................        18,755,456     3.8     6.0
  Northlake....................................................................................        10,262,202     8.7     9.1
SOUTHERN CALIFORNIA/ORANGE COUNTY..............................................................        47,943,316    12.6    14.6
  Greater Airport Area.........................................................................        25,602,112     8.6    11.5
SOUTHERN CALIFORNIA/LOS ANGELES................................................................       161,523,324    18.3    19.9
  West San Fernando Valley.....................................................................         9,482,471    15.9    15.9
SOUTHERN CALIFORNIA/SAN DIEGO..................................................................        39,547,991    12.8    16.8
  Sorrento Mesa/Del Mar Heights................................................................         4,784,518     6.0    14.1
DENVER.........................................................................................        64,777,494    10.8    11.9
  Southeast I-25 Corridor......................................................................        19,776,888     5.2     6.1
AUSTIN, TEXAS..................................................................................        20,406,590     9.2    10.6
  Northwest Suburban...........................................................................         7,853,864     7.4     5.9
  Southwest Suburban...........................................................................         1,763,257     9.7    11.8
  Central Business District....................................................................         6,607,777    14.7    18.4


                                   COMPANY'S MARKET/ SUBMARKET                                      1994
--------------------------------------------------------------------------------------------------  ----
NORTHERN CALIFORNIA...............................................................................  11.3
  Sunnyvale.......................................................................................  15.4
  North San Jose..................................................................................  11.2
  Pleasanton/Dublin...............................................................................   9.5
METROPOLITAN WASHINGTON, D.C......................................................................  10.5
  District of Columbia............................................................................   9.1
  Northern Virginia...............................................................................   9.6
CHICAGO...........................................................................................  16.6
  Oakbrook........................................................................................  11.9
  Tri-State/Northbrook............................................................................  10.8
ATLANTA...........................................................................................  12.9
  Northeast.......................................................................................   9.5
  Northwest.......................................................................................  11.5
  Central Perimeter...............................................................................   7.1
  Northlake.......................................................................................  11.9
SOUTHERN CALIFORNIA/ORANGE COUNTY.................................................................  16.6
  Greater Airport Area............................................................................  14.3
SOUTHERN CALIFORNIA/LOS ANGELES...................................................................  20.7
  West San Fernando Valley........................................................................  15.7
SOUTHERN CALIFORNIA/SAN DIEGO.....................................................................  17.9
  Sorrento Mesa/Del Mar Heights...................................................................  17.1
DENVER............................................................................................  12.7
  Southeast I-25 Corridor.........................................................................   9.3
AUSTIN, TEXAS.....................................................................................  11.1
  Northwest Suburban..............................................................................   6.5
  Southwest Suburban..............................................................................   9.7
  Central Business District.......................................................................  19.4

                                                                                                              COMPANY
                                                                                                     --------------------------
                                                                                                       SQUARE FEET       % OF
                                                                                                        OWNED IN        COMPANY'S
                                                                                                         MARKET/         TOTAL
                                   COMPANY'S MARKET/ SUBMARKET                                          SUBMARKET        S.F.
--------------------------------------------------------------------------------------------------   ---------------    -------
DALLAS............................................................................................         650,000        4.41
  LBJ/Quorum......................................................................................         387,000        2.63
  Oaklawn/Turtle Creek............................................................................         112,000        0.76
  North Central Expressway........................................................................         151,000        1.02
SEATTLE...........................................................................................         399,000        2.71
  Bellevue........................................................................................         399,000        2.71

PHOENIX...........................................................................................         372,000        2.53
  Camelback Corridor..............................................................................         200,000        1.36
  Paradise Valley.................................................................................         172,000        1.17

SOUTH FLORIDA.....................................................................................         160,000        1.08
  Boca Raton......................................................................................         160,000        1.08
PORTLAND, OREGON..................................................................................          80,000        0.54
  Hillsboro/Sunset Corridor.......................................................................          80,000        0.54
SALT LAKE CITY (2)................................................................................              --          --
  5300 South & I-15...............................................................................              --          --
  Draper..........................................................................................              --          --
                                                                                                     ---------------    -------
TOTAL/WEIGHTED AVERAGE:
  COMPANY'S SUBMARKETS............................................................................      14,748,000      100.00
                                                                                                     ---------------    -------
                                                                                                     ---------------    -------
  COMPANY'S SUBMARKETS (W/O DISTRICT OF COLUMBIA).................................................      12,345,000       83.71
                                                                                                     ---------------    -------
                                                                                                     ---------------    -------
  COMPANY'S 13 MARKETS (3)........................................................................             N/A         N/A
  UNITED STATES...................................................................................             N/A         N/A




                                                                                                                      % MARKET
                                                                                                  TOTAL OFFICE        VACANCY
                                                                                                    SPACE IN          RATES(1)

                                                                                                MARKET (S.F.)(1)    ------------

                                   COMPANY'S MARKET/ SUBMARKET                                        1996          1996    1995
----------------------------------------------------------------------------------------------  ----------------    ----    ----
DALLAS........................................................................................       111,319,178    17.0    19.3
  LBJ/Quorum..................................................................................        24,731,357     7.2     9.4
  Oaklawn/Turtle Creek........................................................................         6,454,916    14.9    14.2
  North Central Expressway....................................................................         4,434,844    13.5    23.7
SEATTLE.......................................................................................        52,113,849     7.7     8.7
  Bellevue....................................................................................         1,060,949     8.6     7.2
PHOENIX.......................................................................................        42,601,284     9.3    12.4
  Camelback Corridor..........................................................................         7,801,889     5.6    10.9
  Paradise Valley.............................................................................         1,020,989     5.1     4.5
SOUTH FLORIDA.................................................................................        68,368,227    12.8    14.2
  Boca Raton..................................................................................         6,779,721     7.4     9.5
PORTLAND, OREGON..............................................................................        24,451,754     6.2     8.7
  Hillsboro/Sunset Corridor...................................................................         1,668,470     9.5    10.9
SALT LAKE CITY (2)............................................................................        17,190,904     6.2     7.1
  5300 South & I-15...........................................................................         3,047,174     2.4     5.6
  Draper......................................................................................           789,432     6.3     1.1
                                                                                                ----------------    ----    ----
TOTAL/WEIGHTED AVERAGE:
  COMPANY'S SUBMARKETS........................................................................               N/A     7.6     9.1
                                                                                                                    ----    ----
                                                                                                                    ----    ----
  COMPANY'S SUBMARKETS (W/O DISTRICT OF COLUMBIA).............................................               N/A     7.0     9.1
                                                                                                                    ----    ----
                                                                                                                    ----    ----
  COMPANY'S 13 MARKETS (3)....................................................................               N/A     9.6    11.2
                                                                                                                    ----    ----
                                                                                                                    ----    ----
  UNITED STATES...............................................................................               N/A    12.0    14.1
                                                                                                                    ----    ----
                                                                                                                    ----    ----


                                   COMPANY'S MARKET/ SUBMARKET                                      1994
--------------------------------------------------------------------------------------------------  ----
DALLAS............................................................................................  21.1
  LBJ/Quorum......................................................................................  15.5
  Oaklawn/Turtle Creek............................................................................  13.7
  North Central Expressway........................................................................  28.0
SEATTLE...........................................................................................  11.9
  Bellevue........................................................................................   6.6
PHOENIX...........................................................................................  14.7
  Camelback Corridor..............................................................................  10.8
  Paradise Valley.................................................................................   8.8
SOUTH FLORIDA.....................................................................................  17.2
  Boca Raton......................................................................................  15.7
PORTLAND, OREGON..................................................................................   9.6
  Hillsboro/Sunset Corridor.......................................................................  11.4
SALT LAKE CITY (2)................................................................................   8.9
  5300 South & I-15...............................................................................   5.8
  Draper..........................................................................................   9.0
                                                                                                    ----
TOTAL/WEIGHTED AVERAGE:
  COMPANY'S SUBMARKETS............................................................................  11.1
                                                                                                    ----
                                                                                                    ----
  COMPANY'S SUBMARKETS (W/O DISTRICT OF COLUMBIA).................................................  11.5
                                                                                                    ----
                                                                                                    ----
  COMPANY'S 13 MARKETS (3)........................................................................  13.0
                                                                                                    ----
                                                                                                    ----
  UNITED STATES...................................................................................  15.4
                                                                                                    ----
                                                                                                    ----

------------------
(1) Source: Torto Wheaton/CB Commercial.
(2) See "Recent Developments -- Pending Acquisitions."
(3) Represents the 13 markets that include the Company's targeted submarkets in which the Company owns properties or has property acquisitions pending.

     Acquisitions of Operating Properties. The Company has implemented a major initiative to acquire operating properties in order to establish the operating platform for its national business strategy. Between January 1, 1996 and April 14, 1997, the Company acquired 171 operating properties containing approximately
11.4 million square feet of office space, resulting in an approximately 150% increase in the total square footage of operating properties in which the Company has a majority interest. These properties were acquired for an aggregate purchase price of approximately $1.2 billion and, at the time of acquisition, were expected to produce an initial unleveraged return on capitalized cost of approximately 10.1% for the first year after acquisition. The initial unleveraged return on capitalized cost for the 24 operating office properties acquired January 1 through April 14, 1997 and the Company's pending acquisitions is expected to be approximately 9.8% for the first year after acquisition. Initial unleveraged return is calculated based on estimated net operating income including the effect of straight-line rents, if any, for the first year after acquisition, and including a deduction for management fees divided by capitalized cost (including the purchase price, any deferred maintenance costs and tenant rollover and buildout requirements).

     Development Program. The Company's development program will be an increasingly important component of its growth as attractive acquisition opportunities diminish due to the influx of capital into the office property market. To implement its national development program, the Company acquired Carr Development & Construction and its experienced development staff in May 1996 and has since employed additional development professionals in the Company's market offices where development is taking place. The Company's development team currently consists of 27 persons who have an average of over 12 years of experience in developing office properties across the United States.

     Since January 1, 1997, the Company placed in service one development property containing approximately 101,000 square feet. In addition, as of April 14, 1997, the Company had five other properties under construction that it intends to own and operate. The five properties will contain approximately 846,000 square feet. The Company expects that the first-year stabilized unleveraged return on the estimated $112.6 million development cost of these five properties will be approximately 11.1%. The expected first-year stabilized unleveraged return on development cost is calculated by dividing a development property's expected net operating income for the first year after stabilization, on a cash basis, by the estimated total capitalized investment at stabilization. The Company also is developing an office property that will contain 58,000 square feet for sale to a third party after completion of construction pursuant to an existing agreement. With respect to this property, the Company (through a subsidiary) expects to generate a pre-tax profit of approximately $1.0 million on the sale. There can be no assurance that the Company's expected returns or profit on these development projects will be realized.

     Investments in Land for Future Development. Owning a sufficient inventory of land for future development is critical to the Company's development program; therefore, the Company will continue to invest in land for future development. The Company's goal is to allocate approximately 5% of its invested capital to investments in land. In addition to its portfolio of operating properties and projects currently under development, the Company owns or controls 161 acres of land for future development in six of its target markets. The Company also has entered into binding agreements (subject to certain conditions) and non-binding letters of intent to acquire an additional 40 acres of land for future development in its target markets. No assurance can be given that any of these potential land acquisitions will be consummated. The Company believes that acquiring land to support future development provides it with a competitive advantage in responding to customers' needs for office space in markets with low vacancy rates. The Company also believes that the long-term investment returns available to it on office properties it develops generally will exceed those of office property acquisition opportunities currently available to the Company.

     Asset Optimization. As a component of the Company's business strategy, it may sell assets that are inconsistent with its long-term strategic or return objectives or where market conditions for sale are favorable, and redeploy the proceeds into other office properties (utilizing tax-deferred exchanges where possible). Consistent with this strategy, the Company recently sold its 2% interest in the limited partnership that owned 1575 Eye Street, Washington, D.C. and its 5% interest in the limited partnership that owns 1776 Eye Street, Washington, D.C. The Company also may consider selling additional properties or interests in properties, some of which may be significant.

     National Operating System. As part of its business strategy, the Company is implementing a national operating system to provide nationally coordinated customer service, marketing and development. The Company's national operating system consists of three components: (i) a Market Officer Group, currently consisting of ten market officers focused on developing and maintaining strong local relationships with the Company's customers and identifying investment opportunities for the Company; (ii) a National Marketing Group, which, when established, will be dedicated to marketing the Company's products and services to a targeted list of major corporate users of office space; and (iii) a National Development Group, which is responsible for developing suburban office properties, build-to-suit facilities and business parks. The Company's national operating system is designed to satisfy and capitalize on the financial and operational demands of corporate office space users. The Company believes that through its existing portfolio of operating properties, property development opportunities and land acquired for future development, the Company can generate incremental demand through the relocation and expansion needs of many of its customers, both within a target market and in multiple target markets.

REAL ESTATE SERVICES

     The Company generally provides real estate operating services for its properties. In certain circumstances, however, such as during a transitional period following the acquisition of a property, the Company may use a third-party real estate service provider. As of April 14, 1997, the Company provided its own real estate operating services for 12.8 million square feet (or 87.1%) of its portfolio. The Company expects to assume operational responsibility for an additional 1.8 million square feet of its properties in the next 120 days. The Company, through certain subsidiaries, also provides fee-based real estate services for related and unrelated parties.

                               RECENT DEVELOPMENTS

     Operating Property Acquisitions. From January 1 to April 14, 1997, the Company acquired 24 operating office properties containing approximately 2.2 million square feet for an aggregate purchase price of approximately $239.8 million. The following table provides summary information on these properties:

                              RECENT ACQUISITIONS

                                                                                                               PERCENT
                                                                                 PURCHASE                    LEASED AS OF
                                                                 MONTH OF          PRICE        RENTABLE     FEBRUARY 28,
MARKET/PROPERTY                           SUBMARKET             ACQUISITION    (IN MILLIONS)   SQUARE FEET       1997
--------------------------------  -------------------------    -------------   -------------   -----------   ------------
NORTHERN CALIFORNIA
  3745 North First Street.......  North San Jose               February 1997      $   8.2          68,000          53%
  Mission Plaza.................  North San Jose                March 1997           10.3         103,000         100
  Fortran Court.................  North San Jose                March 1997           30.8         298,000         100
SUBURBAN CHICAGO
  The Crossings.................  Oakbrook                     January 1997          40.1         296,000          99
  Bannockburn Lake Office Plaza
    I and II....................  Northbrook/Tristate           March 1997           27.4         210,000         100
SUBURBAN DALLAS
  Cedar Maple Plaza.............  Oaklawn/Turtle Creek         January 1997          12.7         112,000          92
  Quorum North..................  LBJ/Quorum                   February 1997         10.6         118,000          88
  Quorum Place..................  Quorum/North Dallas           March 1997           16.3         177,000          95
SOUTHERN CALIFORNIA
  Warner Premier................  West San Fernando            January 1997           9.5          62,000         100
  Wateridge Pavilion............  Del Mar Heights               March 1997            6.4          62,000         100
SUBURBAN PORTLAND
  RadiSys Corporate
    Headquarters................  Hillsboro/Sunset Corridor     March 1997            8.9          80,000         100
SUBURBAN ATLANTA
  2400 Lake Park Drive..........  Northwest                     April 1997            7.5         103,000          98
  680 Engineering Drive.........  Northeast                     April 1997            4.4          62,000         100
  Embassy Row...................  Central Perimeter             April 1997           46.7         467,000          99
                                                                               -------------   -----------      -----
  TOTAL/WEIGHTED AVERAGE                                                          $ 239.8       2,218,000          97%
                                                                               -------------   -----------      -----
                                                                               -------------   -----------      -----

     As of April 14, 1997, the Company had entered into six binding contracts (subject to certain conditions) and non-binding letters of intent to acquire an additional 19 operating office properties containing approximately 1.0 million square feet for an aggregate purchase price of approximately $98.3 million. The following table provides summary information on these properties, which the Company expects to acquire within the next 60 days. The closing of these pending acquisitions is subject to the Company's due diligence and certain other closing conditions, and there can be no assurance that any of these transactions will be consummated.

                              PENDING ACQUISITIONS

                                                                               PURCHASE
                                                                                 PRICE           SQUARE       PERCENT
MARKET/PROPERTY                                            SUBMARKET         (IN MILLIONS)      FOOTAGE       LEASED
--------------------------------------------------  -----------------------  -------------   --------------   -------
SOUTHERN CALIFORNIA
  Westlake Corporate Center.......................  Westlake/Thousand Oaks      $   6.2            71,000         88%
SUBURBAN SALT LAKE CITY
  Sorenson Research Park..........................  5300 South and I-15            30.5           285,000        100
  Draper Park North(1)............................  Draper                         19.2           179,000        100
SUBURBAN SEATTLE
  Data I/O Building(2)............................  Redmond                         8.7            96,000        100
SUBURBAN PHOENIX
  Scottsdale Place................................  Scottsdale                     11.6            88,000        100
SUBURBAN DALLAS
  Tollhill East and West..........................  LBJ/North Dallas               22.1           238,000         90
                                                                             -------------   --------------   -------
TOTAL/WEIGHTED AVERAGE
                                                                                $  98.3           957,000         97%
                                                                             -------------   --------------   -------
                                                                             -------------   --------------   -------

------------------
(1) Also includes land for future development of up to 179,000 square feet, for an additional $3.4 million.

(2) Also includes land for the future development of up to 324,000 square feet, for an additional $5.7 million.

     Development. Since January 1, 1997, the Company has placed in service one development property containing approximately 101,000 square feet. In addition, as of April 14, 1997 the Company had five other properties under construction that it intends to own and operate. The five properties will contain approximately 846,000 square feet. The Company is also developing a 58,000 square foot office building for sale upon completion of construction to a third party under an existing agreement.

     The following table sets forth certain information regarding the five office properties under construction by the Company that it intends to own and operate, as of April 14, 1997:

                                                                                                EXPECTED
                                                                                               FIRST-YEAR
                                                                                               STABILIZED
                                                                     ESTIMATED                 UNLEVERAGED
                                                        RENTABLE       COST                     RETURN ON       EXPECTED
                                                         SQUARE         (IN        PERCENT     DEVELOPMENT     COMPLETION
PROPERTY UNDER CONSTRUCTION           MARKET              FEET        000's)       LEASED         COST            DATE
----------------------------    -------------------     --------     ---------     -------     -----------     -----------

Spalding Ridge                  Suburban Atlanta         128,000     $ 15,400         75%          10.3%       2Q 1997
City View Center                Austin, Texas            128,000       18,100          0           10.4        4Q 1997
Panorama Corporate              Southeast Denver
  Center II                                              101,000       11,900         39           10.5        2Q 1997
JD Edwards                      Southeast Denver         189,000       28,600        100            9.9        3Q 1997
Baytech Center                  Northern California      300,000       38,600        100           12.7        4Q 1997
                                                        --------     ---------     -------        -----
TOTAL/WEIGHTED AVERAGE                                   846,000     $112,600         74%          11.1%
                                                        --------     ---------     -------        -----
                                                        --------     ---------     -------        -----

     Land Held for Development. The following table shows the land and options to acquire land held for future development by the Company as of April 14, 1997 and which the Company expects to acquire within the next 60 days:

                                                          OWNED OR CONTROLLED         PENDING LAND
                                                                 LAND                 ACQUISITIONS
                                                          -------------------     --------------------
                                                                    BUILDABLE                BUILDABLE
                                                                     SQUARE                   SQUARE
    REGION/PROPERTY                  MARKET               ACRES      FOOTAGE      ACRES       FOOTAGE
------------------------    -------------------------     -----     ---------     ------     ---------
PACIFIC REGION:
  RadiSys Land              Suburban Portland, Oregon       --             --         4        46,000
  Redmond Hilltop           Suburban Seattle                 4         95,000        --            --
  Data I/O Land             Suburban Seattle                --             --        23       324,000
                                                          -----     ---------     ------     ---------
    Subtotal                                                 4         95,000        27       370,000
                                                          -----     ---------     ------     ---------
MOUNTAIN REGION:
  Panorama Land             Southeast Denver                30        615,000        --            --
  Draper Park North Land    Suburban Salt Lake City         --             --        13       179,000
  Gateway Plaza             Suburban Phoenix                 7        240,000        --            --
  Quorum Land               Southeast Denver                 5        105,000        --            --
                                                          -----     ---------     ------     ---------
    Subtotal                                                42        960,000        13       179,000
                                                          -----     ---------     ------     ---------
CENTRAL REGION:
  Aubrey Smith              Austin, Texas                   18        750,000        --            --
  Riata                     Austin, Texas                   51        774,000        --            --
  Cedar Maple Land          Suburban Dallas                  1         38,000        --            --
  Tollway Plaza I           Suburban Dallas                  4        178,000        --            --
  Parkway North Land        Suburban Chicago                30        723,000        --            --
                                                          -----     ---------     ------     ---------
    Subtotal                                               104      2,463,000        --            --
                                                          -----     ---------     ------     ---------
SOUTHEAST REGION:
  Embassy Row Land          Suburban Atlanta                11        192,000        --            --
                                                          -----     ---------     ------     ---------
    Subtotal                                                11        192,000        --            --
                                                          -----     ---------     ------     ---------
  TOTAL                                                    161      3,710,000        40       549,000
                                                          -----     ---------     ------     ---------
                                                          -----     ---------     ------     ---------

RECENT FINANCING ACTIVITY

     In July 1996, November 1996 and January 1997, the Company sold Common Stock to the public and USRealty for net proceeds of approximately $216 million, $206 million and $136 million, respectively. In October 1996, the Company sold preferred stock to institutional investors and USRealty for net proceeds of approximately $43 million. The net proceeds of all of these offerings were used to pay down indebtedness under the Company's unsecured line of credit and to acquire operating office properties and land held for development.

     In January 1997, the Company entered into a secured credit facility pursuant to which it may borrow up to a maximum of $150 million. This facility bears interest on the amount outstanding at an annual interest rate of either the prime lending rate plus 50 basis points or 162.5 basis points over LIBOR, based on the Company's option at the time of draw. The facility has a term of six months, with an option for two six-month extensions. As of April 14, 1997, $86 million was outstanding under this facility.

     In March 1997, certain modifications were made to the Company's unsecured line of credit and, as a result, the full commitment amount of $325 million became available to the Company. Additionally, the interest rate for advances under the line of credit was reduced to 1.375% over LIBOR. As of April 14, 1997, $249 million was outstanding under the unsecured line of credit.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock in the Offering offered hereby and the Concurrent USRealty Purchase are estimated to be approximately $180.9 million ($199.6 million if the Underwriters' over-allotment option is exercised in full and assuming no additional purchase by USRealty). The Company intends to use the net proceeds to repay outstanding indebtedness and for future acquisitions and development. Pending application to such uses, the net proceeds may be invested in short-term, income-producing investments such as commercial paper, government securities or money market funds that invest in government securities.

     Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is the lender under the Company's secured credit facility and the lead lender under the Company's unsecured line of credit and, in those capacities, is expected to receive substantially all the net proceeds from the Offering and the Concurrent USRealty Purchase. See "Underwriting."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     The shares of Common Stock are traded on the NYSE under the symbol "CRE". As of February 28, 1997, there were 423 stockholders of record. The following table sets forth the high and low sales prices per share for the periods indicated as reported on the NYSE and the dividends per share paid by the Company with respect to the periods noted.

                        CALENDAR PERIOD                              HIGH          LOW        DIVIDENDS
---------------------------------------------------------------   ----------    ----------    ---------
1994:
  First Quarter................................................   $   24 1/2    $   22 1/8     $ .4375
  Second Quarter...............................................   $   23 7/8    $   21 1/2     $ .4375
  Third Quarter................................................   $   21 5/8    $   19 3/4     $ .4375
  Fourth Quarter...............................................   $   20 3/8    $   17 3/8     $ .4375
1995:
  First Quarter................................................   $   18 1/4    $   17 1/8     $ .4375
  Second Quarter...............................................   $   19 3/4    $   16 3/4     $ .4375
  Third Quarter................................................   $   19 3/4    $   17 1/4     $ .4375
  Fourth Quarter...............................................   $   24 5/8    $   18 1/2     $ .4375
1996:
  First Quarter................................................   $       25    $   23 5/8     $ .4375
  Second Quarter...............................................   $   25 1/4    $   23 5/8     $ .4375
  Third Quarter................................................   $   25 7/8    $   21 7/8     $ .4375
  Fourth Quarter...............................................   $   29 1/2    $   24 7/8     $ .4375
1997:
  First Quarter................................................   $   32 1/4    $   28 1/4          (1)
  April 1 to April 14, 1997....................................   $   30 5/8    $   26 1/4          --

------------------

     (1) A dividend for the first quarter has not yet been declared. It is anticipated that purchasers of Common Stock in the Offering and the concurrent USRealty Purchase, as long as they are holders on the record date, would be entitled to receive any dividend declared for the first quarter.

     The last reported sale price for the Common Stock on the NYSE on April 14, 1997 was $26.375 per share.

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. The Company's distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting the Company to retain funds for capital improvements and other investments while funding its distributions.

     For federal income tax purposes, distributions may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. Distributions that exceed the Company's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the stockholder's basis in his or her shares of Common Stock. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholder's basis in his or her shares, it will generally be treated as gain from the sale or exchange of that stockholder's shares. The Company annually notifies stockholders of the taxability of distributions paid during the preceding year. The following table sets forth the taxability of distributions paid in 1993, 1994, 1995 and 1996:

                                                                 1993    1994    1995    1996
                                                                 ----    ----    ----    ----
Ordinary income...............................................     60%     75%     85%     95%
Capital gain..................................................     --      --      --      --
Return of capital.............................................     40%     25%     15%      5%

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 on an historical basis and on a pro forma basis, giving effect to (i) the completion of the Offering and the Concurrent USRealty Purchase, (ii) the acquisitions of office properties and land that were consummated between January 1, 1997 and April 14, 1997 and the acquisition of the Company's pending acquisitions, (iii) the Company's common stock offering in January 1997 and (iv) the repayment of a portion of the amount outstanding under the Company's unsecured line of credit. See "Pro Forma Financial Information."

                                                                               DECEMBER 31, 1996
                                                                            ------------------------
                                                                            HISTORICAL    PRO FORMA
                                                                            ----------    ----------
                                                                                 (IN THOUSANDS)
Mortgage debt............................................................   $  440,449    $  497,145
Line of credit...........................................................      215,000       189,221
Other liabilities........................................................       43,040        46,754
                                                                            ----------    ----------
  Total liabilities......................................................   $  698,489    $  733,120
                                                                            ----------    ----------
Minority interest........................................................       50,597        69,423
Stockholders' equity:
  Series A Preferred Shares, $.01 par value; 30,000,000 total preferred
     shares authorized; 1,740,000 issued and outstanding.................           17            17
  Common Stock, $.01 par value, 90,000,000 shares authorized; 43,789,073 shares issued and outstanding; 55,860,500 shares issued and
     outstanding on a pro forma basis....................................          438           558
Additional paid-in capital...............................................      837,355     1,154,134
Cumulative dividends paid in excess of net income........................      (50,332)      (50,332)
                                                                            ----------    ----------
Total stockholders' equity...............................................   $  787,478    $1,104,377
                                                                            ----------    ----------
Total capitalization.....................................................   $1,536,564    $1,906,920
                                                                            ----------    ----------
                                                                            ----------    ----------

                                   PROPERTIES

  GENERAL

     The following table sets forth certain lease-related information about each property owned by the Company as of December 31, 1996.

                                                COMPANY'S                                            TOTAL             AVERAGE
                                                EFFECTIVE           NET                            ANNUALIZED         BASE RENT
                                                PROPERTY       RENTABLE AREA        PERCENT       BASE RENT(3)        PER LEASED
                                                OWNERSHIP     (SQUARE FEET)(1)     LEASED(2)     (IN THOUSANDS)     SQUARE FOOT(4)
                                                ---------     ----------------     ---------     --------------     --------------
CONSOLIDATED PROPERTIES
SOUTHEAST REGION
Metropolitan Washington, D.C.:
 Downtown:
 International Square (3 properties)........      100.0%          1,017,511           91.7%         $ 30,802            $33.00
 1730 Pennsylvania Avenue...................      100.0             229,461           97.6             8,538             38.12
 2550 M Street..............................      100.0             187,931          100.0             5,838             31.06
 1775 Pennsylvania Avenue(6)................      100.0             143,981           99.1             3,120             21.87
 900 19th Street............................      100.0             100,804           75.6             2,194             28.79
 1747 Pennsylvania Avenue...................       89.7(7)          152,314           76.6             3,522             30.17
 1255 23rd Street...........................       75.0(8)          303,930           88.4             7,356             27.40
 2445 M Street..............................       74.0(7)          266,902           90.1             6,858             28.51
 Suburban:
 One Rock Spring Plaza(6)...................      100.0             205,298           95.9             4,349             22.10
 Tycon Courthouse...........................      100.0             416,099           99.0             8,094             19.66
 Three Ballston Plaza.......................      100.0             302,797          100.0             6,979             23.05
 Reston Quadrangle (3 properties)...........      100.0             260,643           99.9             5,447             20.93
 Parkway One................................      100.0              87,842          100.0             1,358             15.46
Suburban Atlanta:
 Veridian (22 properties)...................      100.0             187,842           96.0             2,255             12.50
 Glenridge (3 properties)...................      100.0              64,431           96.0               909             14.69
 Century Springs West.......................      100.0              94,765           95.3             1,321             14.63
 Holcomb Place..............................      100.0              72,991          100.0             1,097             15.03
 Dekalb Tech (5 properties).................      100.0             163,159           86.9             1,239              8.73
 Midori.....................................      100.0              99,864           96.1             1,718             17.91
 Crestwood..................................      100.0              88,186          100.0             1,444             16.38
 Parkwood...................................      100.0             151,020           89.5             2,486             18.40
 Lakewood...................................      100.0              80,338           98.2             1,117             14.16
 The Summit.................................      100.0             178,382          100.0             2,206             12.37
 Spalding Triangle II (3 properties)........      100.0              82,102           97.6             1,074             13.41
South Florida:
 Lake Wyman Plaza...........................      100.0             159,921           97.1             2,036             13.11
                                                              ----------------     ---------     --------------         ------
SOUTHEAST REGION SUBTOTAL...................                      5,098,514           94.3%         $113,357            $23.57
PACIFIC REGION
Southern California:
 Scenic Business Park (4 properties)........      100.0%            137,436           89.7%         $  1,329            $10.78
 Harbor Corporate Park (4 properties).......      100.0             147,304           53.6             1,033             13.06
 Plaza PacifiCare...........................      100.0             104,377          100.0               960              9.20



                                                         SIGNIFICANT TENANTS(5)

                                              --------------------------------------------

CONSOLIDATED PROPERTIES
SOUTHEAST REGION
Metropolitan Washington, D.C.:
 Downtown:
 International Square (3 properties)........  International Monetary Fund (42%)

 1730 Pennsylvania Avenue...................  Federal Deposit Insurance Corporation (52%),

                                              King & Spalding (26%)

 2550 M Street..............................  Patton Boggs (86%)

 1775 Pennsylvania Avenue(6)................  Citibank, F.S.B. (81%)

 900 19th Street............................  America's Community Bankers (29%)

 1747 Pennsylvania Avenue...................  None occupying more than 20%

 1255 23rd Street...........................  None occupying more than 20%

 2445 M Street..............................  Wilmer, Cutler & Pickering (77%)

 Suburban:
 One Rock Spring Plaza(6)...................  Sybase (27%), Caterair (22%)

 Tycon Courthouse...........................  None occupying more than 20%

 Three Ballston Plaza.......................  CACI (50%), Eastman Kodak (20%)

 Reston Quadrangle (3 properties)...........  Software AG (67%)

 Parkway One................................  EIS International (87%)

Suburban Atlanta:
 Veridian (22 properties)...................  GE Capital Corporation (32%)

 Glenridge (3 properties)...................  Industrial Computer Corp. (37%), Crawford &

                                              Co. (27%)

 Century Springs West.......................  Retirement Care Associates (27%)

 Holcomb Place..............................  Prudential (24%)

 Dekalb Tech (5 properties).................  Lucent Technologies (21%), Moreland &

                                              Altobelli (20%)

 Midori.....................................  OHM Remediation Services (30%), UPS (21%)

 Crestwood..................................  EBC Gwinnet Enterprises (23%)

 Parkwood...................................  Columbian Chemicals Company (30%)

 Lakewood...................................  Paychex (25%), ISS (25%); Hickson Corp.

                                              (23%)

 The Summit.................................  Unisys Corp. (73%)

 Spalding Triangle II (3 properties)........  OHM Remediation Services (28%)

South Florida:
 Lake Wyman Plaza...........................  None occupying more than 20%

SOUTHEAST REGION SUBTOTAL...................
PACIFIC REGION
Southern California:
 Scenic Business Park (4 properties)........  FHP, Inc. (51%)

 Harbor Corporate Park (4 properties).......  None occupying more than 20%

 Plaza PacifiCare...........................  PacifiCare Health Systems, Inc. (100%)


                                                COMPANY'S                                            TOTAL             AVERAGE
                                                EFFECTIVE           NET                            ANNUALIZED         BASE RENT
                                                PROPERTY       RENTABLE AREA        PERCENT       BASE RENT(3)        PER LEASED
                                                OWNERSHIP     (SQUARE FEET)(1)     LEASED(2)     (IN THOUSANDS)     SQUARE FOOT(4)
                                                ---------     ----------------     ---------     --------------     --------------
 Katella Corporate Center...................      100.0              79,917           92.7             1,169             15.78
 Warner Center (12 properties)..............      100.0             342,056           94.5             7,444             23.03
 Del Mar Corporate Plaza (2 properties).....      100.0             123,142          100.0             1,756             14.26
 South Coast Executive Center...............      100.0             161,778           95.3             3,009             19.52
Northern California:
 AT&T Center (6 properties).................      100.0             949,281          100.0            18,153             19.12
 Sunnyvale Research Plaza (3 properties)....      100.0             126,000          100.0             1,629             12.93
 Rio Robles (7 properties)..................      100.0             368,178          100.0             4,065             11.04
 Orchard Business Park-B (6 properties).....      100.0             166,928          100.0             1,653              9.90
 Orchard Bayshore Center (2 properties).....      100.0             195,249          100.0             2,643             13.53
 Orchard Rincon Centre (3 properties).......      100.0             201,178          100.0             1,885              9.37
 Orchard Office Centre II (4 properties)....      100.0             212,082           62.4             1,293              9.78
 Orchard Office Centre (2 properties).......      100.0              68,725          100.0             1,406             20.46
 Orchard Centre (2 properties)..............      100.0             102,291          100.0               979              9.57
 Orchard Business Park-A (2 properties).....      100.0              67,784          100.0               630              9.30
Suburban Seattle:
 Redmond East (10 properties)...............      100.0             398,777           99.9             4,572             11.48
                                                              ----------------     ---------     --------------         ------
PACIFIC REGION SUBTOTAL.....................                      3,952,483           95.1%         $ 55,608            $14.80

CENTRAL REGION
Austin, Texas:
 Norwood Tower..............................      100.0%            111,440           86.3%         $    849            $ 8.83
 Littlefield Complex (2 properties) (6).....      100.0             126,622           52.4               765             11.55
 First State Bank Tower.....................      100.0             258,113           74.3             1,954             10.19
 Great Hills Plaza..........................      100.0             135,335          100.0             1,930             14.26
 Balcones Center............................      100.0              75,761           83.5               904             14.29
 Park North (2 properties)..................      100.0             132,935           98.7             2,112             16.10
 The Settings (3 properties)................      100.0             136,183           95.3             2,148             16.55
Suburban Chicago:
 Parkway North (2 properties)...............      100.0             508,488           96.0             8,112             16.62
 Unisys (2 properties)......................      100.0             365,193           91.4             5,583             16.72
Suburban Dallas:
 Greyhound..................................      100.0              92,890          100.0               845              9.10
 Search Plaza...............................      100.0             151,057           90.9             2,010             14.64
                                                              ----------------     ---------     --------------         ------
CENTRAL REGION SUBTOTAL.....................                      2,094,017           89.1%         $ 27,212            $14.58

MOUNTAIN REGION
Southeast Denver:
 Harlequin Plaza (2 properties).............      100.0%            324,340           95.8%         $  4,020            $12.94
 Quebec Court I & II (2 properties).........      100.0             285,829          100.0             2,878             10.07
 The Quorum (2 properties)..................      100.0             123,876           78.2             1,335             13.78
 Greenwood Center...........................      100.0              74,853           94.1             1,074             15.24
 Quebec Center (3 properties)...............      100.0             104,367           92.5             1,232             12.76



                                                         SIGNIFICANT TENANTS(5)

                                              --------------------------------------------

 Katella Corporate Center...................  None occupying more than 20%

 Warner Center (12 properties)..............  None occupying more than 20%

 Del Mar Corporate Plaza (2 properties).....  Peregrine Systems (77%), Newgen Results

                                              Company (23%)

 South Coast Executive Center...............  State Compensation Insurance Fund (32%)

Northern California:
 AT&T Center (6 properties).................  AT&T (54%), PeopleSoft (20%)

 Sunnyvale Research Plaza (3 properties)....  AEA Credit Union (63%), Cadence Design (31%)

 Rio Robles (7 properties)..................  Fujitsu (41%), KLA Instruments (31%), NEC

                                              Systems Laboratory (23%)

 Orchard Business Park-B (6 properties).....  None occupying more than 20%

 Orchard Bayshore Center (2 properties).....  Clarify, Inc. (51%), Alantec (49%)

 Orchard Rincon Centre (3 properties).......  Ontrak Systems (44%), Toshiba America

                                              Electronic (38%)

 Orchard Office Centre II (4 properties)....  Boston Scientific (38%)

 Orchard Office Centre (2 properties).......  Bank of America (21%), Quadrep (20%)

 Orchard Centre (2 properties)..............  Seagate Technology (40%), Gregory Associates

                                              (38%), Winbond Electronics (22%)

 Orchard Business Park-A (2 properties).....  Leybold-Heraeus (35%)

Suburban Seattle:
 Redmond East (10 properties)...............  Digital Systems International (21%)

PACIFIC REGION SUBTOTAL.....................
CENTRAL REGION
Austin, Texas:
 Norwood Tower..............................  City of Austin (21%), George, Donaldson &

                                              Ford (20%)

 Littlefield Complex (2 properties) (6).....  None occupying more than 20%

 First State Bank Tower.....................  None occupying more than 20%

 Great Hills Plaza..........................  First USA Management, Inc. (48%) Blue Cross

                                              (24%)

 Balcones Center............................  Media Net (37%)

 Park North (2 properties)..................  Austin Regional Clinic (22%)

 The Settings (3 properties)................  Holt Rinehart & Winston, Inc. (76%)

Suburban Chicago:
 Parkway North (2 properties)...............  Fujisawa USA (27%); Alliant Foodservice

                                              (21%)

 Unisys (2 properties)......................  Unisys (21%)

Suburban Dallas:
 Greyhound..................................  Greyhound Lines (100%)

 Search Plaza...............................  Basic Capital Management (29%)

CENTRAL REGION SUBTOTAL.....................
MOUNTAIN REGION
Southeast Denver:
 Harlequin Plaza (2 properties).............  None occupying more than 20%

 Quebec Court I & II (2 properties).........  Intelligent Electronics (45%); Alert Centre

                                              (37%)

 The Quorum (2 properties)..................  Chatfield Dean (21%)

 Greenwood Center...........................  General Motors Corp. (33%)

 Quebec Center (3 properties)...............  None occupying more than 20%



                                                COMPANY'S                                            TOTAL             AVERAGE
                                                EFFECTIVE           NET                            ANNUALIZED         BASE RENT
                                                PROPERTY       RENTABLE AREA        PERCENT       BASE RENT(3)        PER LEASED
                                                OWNERSHIP     (SQUARE FEET)(1)     LEASED(2)     (IN THOUSANDS)     SQUARE FOOT(4)
                                                ---------     ----------------     ---------     --------------     --------------
Suburban Phoenix:
 Camelback Lakes (2 properties).............      100.0             200,453           88.0             2,863             16.24
 Pointe Corridor IV.........................      100.0             171,705           96.5             2,597             15.68
                                                              ----------------     ---------     --------------         ------
MOUNTAIN REGION SUBTOTAL....................                      1,285,423           93.5%         $ 15,999            $13.31
                                                              ----------------     ---------     --------------         ------

TOTAL/WEIGHTED AVERAGE: CONSOLIDATED
 PROPERTIES:                                                     12,430,437           93.6%         $212,176            $18.24
                                                              ----------------     ---------     --------------         ------
UNCONSOLIDATED PROPERTIES
Downtown Washington, D.C.:
 AARP Headquarters..........................       24.0(9)%         477,187           99.1%         $ 16,691            $35.30
 Bond Building..............................       15.0(10)         162,097          100.0             4,714             29.08
 1776 Eye Street............................        5.0(11)         212,774           92.3             6,972             35.52
 Willard Office/Hotel.......................        5.0(12)         242,787           91.9             8,368             37.52
 1575 Eye Street............................        2.0(11)         205,441           52.8             2,796             25.78
Suburban Washington, D.C.:
 Booz-Allen & Hamilton Building.............       50.0(13)         222,989          100.0             3,211             14.40
                                                              ----------------     ---------     --------------         ------
TOTAL/WEIGHTED AVERAGE: UNCONSOLIDATED
 PROPERTIES                                                       1,523,275           91.0%         $ 42,752            $30.85
                                                              ----------------     ---------     --------------
TOTAL/WEIGHTED AVERAGE: ALL OPERATING
 PROPERTIES                                                      13,953,712           93.3%         $254,928            $19.58
                                                              ----------------     ---------     --------------         ------
                                                              ----------------     ---------     --------------         ------

                                                         SIGNIFICANT TENANTS(5)
                                              --------------------------------------------
Suburban Phoenix:
 Camelback Lakes (2 properties).............  Vanguard Group (38%)
 Pointe Corridor IV.........................  Jostens Learning Group (27%), Aetna Life
                                              Insurance Company (23%)
MOUNTAIN REGION SUBTOTAL....................
TOTAL/WEIGHTED AVERAGE: CONSOLIDATED
 PROPERTIES:
UNCONSOLIDATED PROPERTIES
Downtown Washington, D.C.:
 AARP Headquarters..........................  American Association of Retired Persons
                                              (98%)
 Bond Building..............................  General Services Administration-Department
                                              of Justice (93%)
 1776 Eye Street............................  None occupying more than 20%
 Willard Office/Hotel.......................  Vinson & Elkins (27%)
 1575 Eye Street............................  American Society of Association Executives
                                              (20%)
Suburban Washington, D.C.:
 Booz-Allen & Hamilton Building.............  Booz-Allen & Hamilton (100%)
TOTAL/WEIGHTED AVERAGE: UNCONSOLIDATED
 PROPERTIES
TOTAL/WEIGHTED AVERAGE: ALL OPERATING
 PROPERTIES

------------------
 (1) Includes office and retail space.
 (2) Includes space for leases that have been executed and have commenced as of December 31, 1996.
 (3) Total annualized base rent is based on executed and commenced leases as of December 31, 1996. Total annualized base rent equals total original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.
 (4) Calculated as total annualized base rent divided by net rentable area leased as of December 31, 1996.
 (5) Includes tenants leasing 20% or more of rentable square footage (with the percentage of rentable square footage in parentheses).
 (6) The Company owns the improvements on the property and has a leasehold interest in all or a portion of the underlying land.
 (7) The Company holds a general and limited partner interest in a partnership that owns the property.
 (8) The Company holds a 50% joint venture interest in the joint venture that owns this property and also a 50% interest in another joint venture that owns an interest in the property. As a result of preferential rights to annual distributions from another venture, the Company will receive distributions of less than 75% (but in no event less that 50%) of the total amount distributed with respect to this property in each year until the preferential distribution requirements are satisfied, but will receive 100% of any subsequent distributions during the year until its aggregate distributions equal 75% of the cumulative distributions with respect to the property. Upon sale of the property, the Company will receive 75% of the distributions until the Company receives its preference amount, 50% until the remaining venturer receives its preference amount, and 75% of the distributions thereafter.
 (9) The Company holds an effective 24% interest in the property by virtue of a 48% general partner interest in a partnership that has a 50% limited partner interest in the property.
(10) The Company holds an effective 15% interest in the property by virtue of a 30.6% limited partner interest in a partnership that has a 49% limited partner interest in the property.
(11) As of December 31, 1996 the Company held a limited partner interest in the partnership that owns the property. In early 1997, the Company sold this interest.
(12) The Company holds an effective 5% interest in the property by virtue of a 7.85% limited partner interest in a partnership that owns a 63.7% limited partner interest in the property. The partnership in which the Company holds an interest owns the improvements on the property and has a leasehold interest in the underlying land.
(13) The Company holds a 50% joint venture interest and is the managing partner.

TENANT INFORMATION

  LEASE EXPIRATIONS

     The following table sets forth, on a market-by-market basis, a schedule of lease expirations for leases executed as of December 31, 1996, for each of the 10 years beginning with 1997, for the 159 properties owned by the Company as of December 31, 1996 and consolidated for financial statement purposes, adjusted for tenants who exercised renewal options during the period from January 1 to March 31, 1997.

                                               TOTAL        VACANT
                                            SQUARE FEET   SQUARE FEET      1997          1998          1999          2000
                                            -----------   -----------   -----------   -----------   -----------   -----------
WASHINGTON, DC--DOWNTOWN..................   2,402,834       212,891
 Expiring Square Feet:....................                                  258,430       594,457        90,429       101,881
 Percentage Expiring Square Feet:.........                                     11.8%         27.1%          4.1%          4.7%
 Annual Rent($):(1).......................                                8,496,250    20,702,591     3,005,869     3,309,577
 Annual Rent / Square Foot($):............                                    32.88         34.83         33.24         32.48
WASHINGTON, DC--SUBURBAN..................   1,272,679        13,153
 Expiring Square Feet:....................                                   71,083        48,647       159,658        74,150
 Percentage Expiring Square Feet:.........                                      5.6%          3.9%         12.7%          5.9%
 Annual Rent($):(1).......................                                1,506,738     1,020,920     4,064,062     1,949,179
 Annual Rent / Square Foot($):............                                    21.20         20.99         25.45         26.29
SUBURBAN CHICAGO..........................     861,217 (2)     50,231
 Expiring Square Feet:....................                                  208,243       134,964        31,871       236,326
 Percentage Expiring Square Feet:.........                                     25.7%         16.6%          3.9%         29.2%
 Annual Rent($):(1).......................                                4,716,184     2,793,024       619,093     6,575,562
 Annual Rent / Square Foot($):............                                    22.65         20.69         19.42         27.82
SUBURBAN ATLANTA..........................   1,263,080        59,113
 Expiring Square Feet:....................                                  412,486       280,604       191,673       106,283
 Percentage Expiring Square Feet:.........                                     34.3%         23.3%         15.9%          8.8%
 Annual Rent($):(1).......................                                6,841,808     3,881,507     2,753,138     1,876,841
 Annual Rent / Square Foot($):............                                    16.59         13.83         14.36         17.66
SOUTH FLORIDA.............................     159,921         4,592
 Expiring Square Feet:....................                                   35,883        24,957        18,498        33,684
 Percentage Expiring Square Feet:.........                                     23.1%         16.1%         11.9%         21.7%
 Annual Rent($):(1).......................                                  681,018       433,430       381,263       722,325
 Annual Rent / Square Foot($):............                                    18.98         17.37         20.61         21.44
SUBURBAN DALLAS...........................     243,947        13,704
 Expiring Square Feet:....................                                   14,161        19,296        19,481        62,149
 Percentage Expiring Square Feet:.........                                      6.1%          8.4%          8.5%         27.0%
 Annual Rent($):(1).......................                                  177,560       270,990       345,610     1,258,719
 Annual Rent / Square Foot($):............                                    12.54         14.04         17.74         20.25
AUSTIN, TEXAS                                  976,390       162,667
 Expiring Square Feet:....................                                  167,979       175,158        69,953        76,206
 Percentage Expiring Square Feet:.........                                     20.6%         21.5%          8.6%          9.4%
 Annual Rent($):(1).......................                                2,526,110     3,013,181     1,142,696     1,468,634
 Annual Rent / Square Foot($):............                                    15.04         17.20         16.34         19.27
SOUTHEAST DENVER..........................     913,265        52,765
 Expiring Square Feet:....................                                  124,483       115,897       136,533        44,172
 Percentage Expiring Square Feet:.........                                     14.5%         13.5%         15.9%          5.1%
 Annual Rent($):(1).......................                                1,653,347     1,656,363     1,821,484       645,657
 Annual Rent / Square Foot($):............                                    13.28         14.29         13.34         14.62
SUBURBAN PHOENIX..........................     372,158        30,235
 Expiring Square Feet:....................                                   46,384        52,995        27,649        52,878
 Percentage Expiring Square Feet:.........                                     13.6%         15.5%          8.1%         15.5%
 Annual Rent($):(1).......................                                  662,645       844,463       480,609       843,233
 Annual Rent / Square Foot($):............                                    14.29         15.93         17.38         15.95
SUBURBAN SEATTLE..........................     398,777           506
 Expiring Square Feet:....................                                  114,976        91,002        91,875        45,466
 Percentage Expiring Square Feet:.........                                     28.9%         22.8%         23.1%         11.4%
 Annual Rent($):(1).......................                                1,544,462     1,032,059     1,231,470       679,393
 Annual Rent / Square Foot($):............                                    13.43         11.34         13.40         14.94
NORTHERN CALIFORNIA.......................   2,457,697        79,791
 Expiring Square Feet:....................                                  125,947       465,064       289,207       411,028
 Percentage Expiring Square Feet:.........                                      5.3%         19.6%         12.2%         17.3%
 Annual Rent($):(1).......................                                1,465,629     7,350,196     4,309,331     5,489,080
 Annual Rent / Square Foot($):............                                    11.64         15.80         14.90         13.35
SOUTHERN CALIFORNIA.......................   1,096,010       114,739
 Expiring Square Feet:....................                                   72,771       105,284        97,731       177,164
 Percentage Expiring Square Feet:.........                                      7.4%         10.7%         10.0%         18.1%
 Annual Rent($):(1).......................                                1,244,040     2,055,600     1,574,974     3,246,919
 Annual Rent / Square Foot($):............                                    17.10         19.52         16.12         18.33
 TOTALS:..................................  12,417,975       794,387
   Expiring Square Feet:..................                                1,652,826     2,108,325     1,224,558     1,421,387
   Percentage Expiring Square Feet:.......                                     14.2%         18.1%         10.5%         12.2%
   Annual Rent($):(1).....................                               31,515,791    45,054,324    21,729,599    28,065,119
   Annual Rent / Square Foot($):..........                                    19.07         21.37         17.74         19.74




                                               2001          2002          2003          2004         2005         2006
                                            -----------   -----------   -----------   ----------   ----------   -----------
WASHINGTON, DC--DOWNTOWN..................
 Expiring Square Feet:....................       20,779       382,913        71,298      151,924       48,359       123,540
 Percentage Expiring Square Feet:.........          1.0%         17.5%          3.3%         6.9%         2.2%          5.6  %
 Annual Rent($):(1).......................      784,095    13,677,732     3,022,930    5,242,397    1,866,688     4,147,414
 Annual Rent / Square Foot($):............        37.73         35.72         42.40        34.51        38.60         33.57
WASHINGTON, DC--SUBURBAN..................
 Expiring Square Feet:....................      213,407       155,640       118,350       81,062      226,158        81,969
 Percentage Expiring Square Feet:.........         16.9%         12.4%          9.4%         6.4%        18.0%          6.5  %
 Annual Rent($):(1).......................    5,374,745     4,005,650     2,496,145    2,042,284    5,969,095     1,589,918
 Annual Rent / Square Foot($):............        25.19         25.74         21.09        25.19        26.39         19.40
SUBURBAN CHICAGO..........................
 Expiring Square Feet:....................      107,928        46,861        12,921       11,500       20,372             0
 Percentage Expiring Square Feet:.........         13.3%          5.8%          1.6%         1.4%         2.5%          0.0  %
 Annual Rent($):(1).......................    2,354,074       990,108       291,327      176,928      453,086             0
 Annual Rent / Square Foot($):............        21.81         21.13         22.55        15.39        22.24             0
SUBURBAN ATLANTA..........................
 Expiring Square Feet:....................      131,386        15,584        29,717       20,097        3,904        12,233
 Percentage Expiring Square Feet:.........         10.9%          1.3%          2.5%         1.7%         0.3%          1.0  %
 Annual Rent($):(1).......................    2,169,362       255,028       487,314      339,191       80,824        97,008
 Annual Rent / Square Foot($):............        16.51         16.36         16.40        16.88        20.70          7.93
SOUTH FLORIDA.............................
 Expiring Square Feet:....................       31,263             0        11,044            0            0             0
 Percentage Expiring Square Feet:.........         20.1%          0.0%          7.1%         0.0%         0.0%          0.0  %
 Annual Rent($):(1).......................      784,743             0       329,830            0            0             0
 Annual Rent / Square Foot($):............        25.10             0         29.87            0            0             0
SUBURBAN DALLAS...........................
 Expiring Square Feet:....................       11,623             0             0      101,995            0             0
 Percentage Expiring Square Feet:.........          5.0%          0.0%          0.0%        44.3%         0.0%          0.0  %
 Annual Rent($):(1).......................      180,580             0             0    1,260,112            0             0
 Annual Rent / Square Foot($):............        15.54             0             0        12.35            0             0
AUSTIN, TEXAS
 Expiring Square Feet:....................       74,168       165,119        14,579            0        2,171         5,513
 Percentage Expiring Square Feet:.........          9.1%         20.3%          1.8%         0.0%         0.3%          0.7  %
 Annual Rent($):(1).......................    1,339,420     3,260,997       331,874            0       48,978       104,912
 Annual Rent / Square Foot($):............        18.06         19.75         22.76            0        22.56         19.03
SOUTHEAST DENVER..........................
 Expiring Square Feet:....................      382,428             0        56,987            0            0             0
 Percentage Expiring Square Feet:.........         44.4%          0.0%          6.6%         0.0%         0.0%          0.0  %
 Annual Rent($):(1).......................    6,037,146             0       875,328            0            0             0
 Annual Rent / Square Foot($):............        15.79             0         15.36            0            0             0
SUBURBAN PHOENIX..........................
 Expiring Square Feet:....................       44,852         4,839             0       14,090       75,236        23,000
 Percentage Expiring Square Feet:.........         13.1%          1.4%          0.0%         4.1%        22.0%          6.7  %
 Annual Rent($):(1).......................      858,821        89,522             0      274,584    1,165,998       437,000
 Annual Rent / Square Foot($):............        19.15         18.50             0        19.49        15.50         19.00
SUBURBAN SEATTLE..........................
 Expiring Square Feet:....................            0             0             0            0       54,952             0
 Percentage Expiring Square Feet:.........          0.0%          0.0%          0.0%         0.0%        13.8%          0.0  %
 Annual Rent($):(1).......................            0             0             0            0      940,200             0
 Annual Rent / Square Foot($):............            0             0             0            0        17.11             0
NORTHERN CALIFORNIA.......................
 Expiring Square Feet:....................      243,592        86,196       308,162            0            0       219,641
 Percentage Expiring Square Feet:.........         10.2%          3.6%         13.0%         0.0%         0.0%          9.2  %
 Annual Rent($):(1).......................    3,976,489     1,418,112     4,881,828            0            0     2,899,316
 Annual Rent / Square Foot($):............        16.32         16.45         15.84            0            0         13.20
SOUTHERN CALIFORNIA.......................
 Expiring Square Feet:....................      148,562       104,377       171,787            0       17,677        74,358
 Percentage Expiring Square Feet:.........         15.1%         10.6%         17.5%         0.0%         1.8%          7.6  %
 Annual Rent($):(1).......................    2,843,924     1,059,769     3,023,554            0      445,057     2,174,751
 Annual Rent / Square Foot($):............        19.14         10.15         17.60            0        25.18         29.25
 TOTALS:..................................
   Expiring Square Feet:..................    1,409,988       961,529       794,845      380,668      448,829       540,254
   Percentage Expiring Square Feet:.......         12.1%          8.3%          6.8%         3.3%         3.9%          4.7  %
   Annual Rent($):(1).....................   26,703,399    24,756,918    15,740,130    9,335,496   10,969,926    11,450,319
   Annual Rent / Square Foot($):..........        18.94         25.75         19.80        24.52        24.44         21.19



                                             2007 AND
                                            THEREAFTER
                                            -----------
WASHINGTON, DC--DOWNTOWN..................
 Expiring Square Feet:....................      345,933
 Percentage Expiring Square Feet:.........         15.8%
 Annual Rent($):(1).......................   13,833,174
 Annual Rent / Square Foot($):............        39.99
WASHINGTON, DC--SUBURBAN..................
 Expiring Square Feet:....................       29,402
 Percentage Expiring Square Feet:.........          2.3%
 Annual Rent($):(1).......................    1,442,075
 Annual Rent / Square Foot($):............        49.05
SUBURBAN CHICAGO..........................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
SUBURBAN ATLANTA..........................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
SOUTH FLORIDA.............................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
SUBURBAN DALLAS...........................
 Expiring Square Feet:....................        1,538
 Percentage Expiring Square Feet:.........          0.7%
 Annual Rent($):(1).......................       12,825
 Annual Rent / Square Foot($):............         8.34
AUSTIN, TEXAS
 Expiring Square Feet:....................       62,877
 Percentage Expiring Square Feet:.........          7.7%
 Annual Rent($):(1).......................    1,370,856
 Annual Rent / Square Foot($):............        21.80
SOUTHEAST DENVER..........................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
SUBURBAN PHOENIX..........................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
SUBURBAN SEATTLE..........................
 Expiring Square Feet:....................            0
 Percentage Expiring Square Feet:.........          0.0%
 Annual Rent($):(1).......................            0
 Annual Rent / Square Foot($):............            0
NORTHERN CALIFORNIA.......................
 Expiring Square Feet:....................      229,069
 Percentage Expiring Square Feet:.........          9.6%
 Annual Rent($):(1).......................    5,227,893
 Annual Rent / Square Foot($):............        22.82
SOUTHERN CALIFORNIA.......................
 Expiring Square Feet:....................       11,560
 Percentage Expiring Square Feet:.........          1.2%
 Annual Rent($):(1).......................      261,703
 Annual Rent / Square Foot($):............        22.64
 TOTALS:..................................
   Expiring Square Feet:..................      680,379
   Percentage Expiring Square Feet:.......          5.9%
   Annual Rent($):(1).....................   22,148,526
   Annual Rent / Square Foot($):..........        32.55

------------------
(1) Annualized base rental income represented by such leases in the year of expiration plus 1996 tenant payments on account of real estate taxes and operating expense escalations.
(2) Excludes remeasurement of space in 1997 which had the effect of increasing rentable square footage by 12,464.

                               TENANTS BY INDUSTRY

     The following table sets forth by industry category the tenants at the 159 properties that were owned by the Company as of December 31, 1996 and consolidated for financial statement purposes:

                                                                   PERCENT
                                                                     OF                                PERCENT
                                                                    TOTAL          ANNUALIZED          OF TOTAL
                                                    SQUARE         SQUARE         BASE RENT(2)        ANNUALIZED
                  INDUSTRY                        FOOTAGE(1)       FOOTAGE       (IN THOUSANDS)       BASE RENT
--------------------------------------------      ----------       -------       --------------       ----------
Professional Services.......................       3,671,000         31.6%          $ 64,979              30.6%
Software Developers.........................       1,383,000         11.9             21,563              10.2
Financial Services..........................       1,326,000         11.4             24,247              11.4
Communications..............................       1,144,000          9.8             21,076               9.9
Biomedical..................................         526,000          4.5              8,354               3.9
Quasi-Governmental..........................         489,000          4.2             15,628               7.4
Government (Federal & State)................         389,000          3.3             10,958               5.2
Not-For-Profit..............................         176,000          1.5              3,719               1.8
Retail......................................         161,000          1.4              3,767               1.8
Lobbyists/Government Affairs................          27,000          0.2                350               0.2
Other.......................................       2,343,000         20.2             37,535              17.6
                                                  ----------       -------       --------------       ----------
  Total.....................................      11,635,000        100.0%          $212,176             100.0%
                                                  ----------       -------       --------------       ----------
                                                  ----------       -------       --------------       ----------

------------------
(1)  Excludes vacant space of 795,000 square feet.

(2) Annualized base rent is based on executed and commenced leases as of December 31, 1996. Annualized base rent equals total original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes, and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.

                               TEN LARGEST TENANTS

     The following table sets forth the ten largest tenants at the 159 properties that were owned by the Company as of December 31, 1996 and consolidated for financial statement purposes:

                                                                                                          PERCENT
                                                    PERCENT                                                 OF
                                                   OF TOTAL            ANNUALIZED                          TOTAL
                                                  ANNUALIZED          BASE RENT(1)         SQUARE         SQUARE
                TENANT NAME                        BASE RENT         (IN THOUSANDS)        FOOTAGE        FOOTAGE
-------------------------------------------      -------------       --------------       ---------       -------
AT&T.......................................            8.8%             $ 18,606            965,844          7.8%
International Monetary Fund(2).............            6.9                14,673            435,291          3.5
Wilmer, Cutler & Pickering.................            2.7                 5,631            210,432          1.7
Patton Boggs...............................            2.4                 5,184            161,228          1.3
General Services Administration............            1.6                 3,376            132,864          1.1
Software AG................................            1.5                 3,233            173,419          1.4
Fujisawa USA, Inc..........................            1.4                 2,959            135,286          1.1
Clarify, Inc...............................            1.0                 2,017            139,195          1.1
Fujitsu Microelectronics...................            0.8                 1,618            149,832          1.2
Unisys Corporation.........................            0.7                 1,506            137,773          1.1
                                                     -----           --------------       ---------       -------
  Total....................................           27.8%             $ 58,803          2,641,164         21.3%
                                                     -----           --------------       ---------       -------
                                                     -----           --------------       ---------       -------

------------------
(1) Annualized base rent is based on executed and commenced leases as of December 31, 1996. Annualized base rent equals total original base rent, including historical contractual increases and excluding (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes, and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(2) Under its existing lease, the International Monetary Fund ("IMF") is to vacate 375,000 square feet in 1998. The Company and IMF are currently negotiating a restructured lease which would provide for an extension of IMF's occupancy of 338,000 square feet of the space it currently occupies. Under the proposed lease extension, 103,000 square feet would expire in 1999 and 235,000 square feet would expire in 2004, with an option to terminate the lease in 2001.

                        DOWNTOWN WASHINGTON, D.C. MARKET

     Ten of the Company's consolidated properties (containing 2.4 million square feet and representing approximately 25.0% of the Company's pro forma rental revenue as of December 31, 1996 and 15.5% of the aggregate square footage of the Company's properties and the pending acquisitions described under "Recent Acquisition and Development Activity") are located in the downtown Washington, D.C. office market. This market, which is comprised of 89 million square feet, had a vacancy rate of 9.0%, 8.1%, 9.5% and 10.2% as of December 31 in each of 1993 through 1996, respectively. The Company's downtown Washington, D.C. properties are generally considered to be Class A/B+ properties. The Class A vacancy rate in Washington, D.C. was 6.8% as of December 31, 1996.

                           UNCONSOLIDATED PROPERTIES

     The following table sets forth certain information related to the seven properties in which the Company has an equity investment:

                    SELECTED OPERATING STATEMENT INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                          FUNDS FROM
                                                                 DEPRECIATION                  NET        OPERATIONS
                       COMPANY'S       RENTAL &       INTEREST       AND          OTHER      INCOME     CONTRIBUTION TO
PROPERTY               OWNERSHIP    OTHER REVENUES    EXPENSE    AMORTIZATION    EXPENSES    (LOSS)     THE COMPANY(1)
--------------------   ---------    --------------    -------    ------------    --------    -------    ---------------
AARP Headquarters...       24%         $ 21,725       $13,077      $  3,326       $6,497     $(1,175)       $   551
1776 Eye Street.....        5             7,610        4,426          1,344        2,534        (694)            20
Willard
  Office/Hotel......        5            43,802        8,361          4,537       29,753       1,151             --
1575 Eye Street.....        2             4,823        2,310            478        2,082         (47)            --
Bond Building.......       15             6,155        3,588          1,083        1,366        (118)            --
Booz-Allen &
  Hamilton
  Building..........       50             3,489        1,533          1,117          523         316          1,224
1717 Pennsylvania
  Avenue............       50                  (2)           (2)           (2)          (2)       (2)            --

                       SELECTED BALANCE SHEET INFORMATION
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                             MATURITY
                                                   RENTAL                                                       OF
                                     COMPANY'S    PROPERTY                TOTAL      MORTGAGE    INTEREST    MORTGAGE
PROPERTY                             OWNERSHIP      NET        CASH       ASSETS     PAYABLE       RATE      PAYABLE
----------------------------------   ---------    --------    -------    --------    --------    --------    --------
AARP Headquarters.................       24%      $110,946    $ 2,791    $138,099    $146,506       8.07%    7/31/02
1776 Eye Street...................        5         34,868      1,584      38,683      44,087      10.00     10/1/23
Willard Office/Hotel..............        5         72,903      7,288      86,226      87,851       9.40     11/1/01
1575 Eye Street...................        2          9,158      2,555      12,900      22,667      10.15     9/10/21
Bond Building.....................       15         14,733        813      16,471      37,450       9.53     11/1/96 (3)
Booz-Allen & Hamilton Building....       50         26,704        310      30,350      24,288       7.00      8/1/13
1717 Pennsylvania Avenue..........       50         39,490        236      40,115          --         --          --

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

(1) Represents the Funds from Operations Contribution to the Company from each property included in funds from operations before minority interest of holders of Units as set forth in "Prospectus Supplement Summary--Summary Selected Financial Information."

(2)  Property was under construction as of December 31, 1996.

(3) The entity that owns this property is currently negotiating with the lender to refinance the mortgage payable.

                   HISTORICAL RECURRING CAPITAL EXPENDITURES,
                TENANT IMPROVEMENT COSTS AND TENANT LEASING COSTS

     The following table sets forth annual and per square foot recurring capital expenditures, tenant improvement costs and tenant leasing costs attributable to existing leased space for the period from February 16, 1993 (inception of operations) to December 31, 1993, and the years ended December 31, 1994, 1995, and 1996 for the properties consolidated in the Company's financial statements during the periods presented. In light of the Company's change in business strategy away from downtown office buildings and toward suburban office buildings, the Company believes that the historical capital expenditures, tenant improvement costs and tenant leasing costs set forth below are not indicative of the Company's future recurring capital expenditures, tenant improvement costs and tenant leasing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                            DOWNTOWN WASHINGTON, D.C.

                                                                                         LEASING
                            TENANT IMPROVEMENT       BASE        LEASE                  COMMISSION      CAPITAL
                                 AND CASH            RENT        LIFE                      PER        EXPENDITURE
            TOTAL SQUARE      ALLOWANCE PER           PER         IN      ABATEMENTS      SQUARE          PER
            FEET LEASED        SQUARE FOOT        SQUARE FOOT    YEARS    IN MONTHS        FOOT       SQUARE FOOT
            ------------    ------------------    -----------    -----    ----------    ----------    -----------
1996.....      213,116            $13.07            $ 27.35       7.7         2.6         $ 6.15         $1.65
1995.....      161,345             15.44              28.90       5.1         1.0           3.85           .65
1994.....      271,462             19.65              29.35       7.1         2.2           3.08          2.09
1993.....      260,747             32.22              35.21       5.5         6.1           4.92          5.00

                         ALL OTHER OPERATING PROPERTIES

                                                                                         LEASING
                            TENANT IMPROVEMENT       BASE        LEASE                  COMMISSION      CAPITAL
                                 AND CASH            RENT        LIFE                      PER        EXPENDITURE
            TOTAL SQUARE      ALLOWANCE PER           PER         IN      ABATEMENTS      SQUARE          PER
            FEET LEASED        SQUARE FOOT        SQUARE FOOT    YEARS    IN MONTHS        FOOT       SQUARE FOOT
            ------------    ------------------    -----------    -----    ----------    ----------    -----------
1996.....      1,390,226          $ 5.72            $ 18.02       5.7         0.2         $ 1.84         $1.08
1995.....          2,871           31.39              20.50       6.4         3.0           3.79            --
1994.....          9,642           18.51              19.38       4.2         0.0           2.49            --
1993.....             --              --                 --        --          --             --            --

                                 DEBT FINANCING

     As of December 31, 1996, the Company had outstanding existing long-term indebtedness in an aggregate principal amount of $655.4 million, of which $215.0 million (all of which represents draws under the Company's unsecured line of credit), or 32.8%, bore interest at a floating interest rate. At that date, the Company's fixed rate debt bore a weighted average interest rate of 8.1% and had a weighted average maturity of 5.8 years (assuming loans callable before maturity are called as early as possible).

MORTGAGE DEBT

     The existing mortgage indebtedness on the properties that were owned by the Company as of December 31, 1996 and consolidated for financial statement purposes is set forth in the table below:

                                                                                                       ESTIMATED
                                                        PRINCIPAL                                       BALANCE
                                                         BALANCE            ANNUAL                       DUE AT
                                                          AS OF              DEBT                       MATURITY
                                          INTEREST       12/31/96          SERVICE        MATURITY        (IN
PROPERTY                                    RATE      (IN THOUSANDS)    (IN THOUSANDS)      DATE       THOUSANDS)
---------------------------------------   --------    --------------    --------------    --------     ----------
International Square,
  1730 Pennsylvania Avenue
  and 1255 23rd Street (1).............     8.25%        $183,500          $ 15,148         2/1/03      $170,169(5)
900 19th Street........................     8.25           16,957             1,656        7/15/19(2)           (2)
1747 Pennsylvania Ave..................     9.50           15,613             1,730        7/10/17(3)           (3)
2445 M Street..........................     8.90           38,188             4,646         6/1/02        26,925(6)
1775 Pennsylvania Ave..................     7.50            6,350               586         2/1/99         6,098(6)
Parkway North..........................     7.96           29,250             2,328        12/1/03        29,250(9)
Redmond East...........................     8.38           28,036             2,648         1/1/06        24,022(7)
Warner Center..........................     7.40           26,000             1,924        12/1/00        26,000(6)
First State Bank Building..............     7.38            9,630               868         3/1/99         9,259(6)
Peterson Portfolio(10).................     7.20           22,022             2,126         1/1/06        15,209(8)
NELO Portfolio(11).....................     8.25           40,850             4,655       12/10/01        37,873(6)
Pointe Corridor........................     5.50           13,731                  (4)      1/3/97        13,731(4)
South Coast Executive..................     9.01           10,322             1,015        5/31/99        10,103(6)
                                                      --------------    --------------
  Total................................                  $440,449          $ 39,330
                                                      --------------    --------------
                                                      --------------    --------------

------------------
(1) Consists of four loans secured by these three properties. Interest rate represents the weighted average interest rate on the four loans.
(2) Note is callable by the lender after July 1, 2004. The estimated principal balance at July 1, 2004 will be $14,262,000.
(3) Note is callable by the lender after June 30, 2002. The estimated principal balance at June 30, 2002 will be $13,840,000.
(4) Principal balance was repaid in full in January 1997.
(5) Prepayable after November 1, 1997 at the rates stated in the loan documents.
(6) Currently prepayable at the rates stated in the loan documents.
(7) Prepayable after December 19, 2005 at the rates stated in the loan documents.
(8) Prepayable after January 2001 at the rates stated in the loan documents.
(9) Prepayable after December 1, 1999 at the rates stated in the loan documents.
(10) Secured by the following properties: Century Springs West, Glenridge, Crestwood, Lakewood, and Parkwood.
(11) Secured by the following properties: San Jose Orchard Business Park(A), Orchard Office Center, Orchard Center II, Orchard Rincon Center, and Orchard Bayshore Center.

CREDIT AVAILABILITY

     The Company has a revolving line of credit providing for unsecured borrowings of up to $325 million and a secured, short-term credit facility providing for borrowings of up to $150 million. As of April 14, 1997, the Company had drawn $249 million on the line of credit and $76 million was available for draw. Borrowings under the line of credit bear interest at a floating rate of 137.5 basis points over LIBOR (which rate will be reduced in the event the Company obtains an investment grade rating on its senior, unsecured debt). The line of credit contains a number of financial and other covenants with which the Company must comply, including, but not limited to, covenants relating to ratios of annual EBITDA (earnings before interest, taxes, depreciation and amortization) to interest expense, annual EBITDA to debt service, and total debt to tangible fair market value of the Company's assets, and restrictions on the ability of the Company to make dividend distributions in excess of 90% of funds from operations. Availability under the line of credit is also limited to a specified percentage of the Company's unsecured properties.

     The Company may borrow up to a maximum of $150 million under the secured credit facility. As of April 14, 1997, the Company had $89 million of capacity under this facility of which $86 million was drawn, and the Company had granted security interests to the lender in three of its properties. As a result, $3 million is available to be drawn under this credit facility. The facility bears interest on the amount outstanding at an annual interest rate of either the prime lending rate plus 50 basis points or 162.5 basis points over LIBOR, based on the Company's option at the time of draw. The secured facility has a term of six months, with an option for two six-month extensions.

                         PRO FORMA FINANCIAL INFORMATION

     The following tables set forth unaudited pro forma financial information for the Company as of and for the year ended December 31, 1996 after giving effect to: (i) the acquisition of office properties and land that have been consummated since the beginning of 1996 and the acquisition of other office properties and land that the Company expects to consummate in the near future;
(ii) the Company's sales of common and preferred stock during 1996 and the sale of common stock in January 1997 (the "January Offering"); (iii) the sale of Common Stock in the Offering and Concurrent USRealty Purchase; and (iv) the repayment of amounts outstanding under the Company's unsecured line of credit.

     The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the following transactions occurred on December 31, 1996: (i) the acquisition of office properties and land that have been consummated since the beginning of 1997, and the acquisition of other office properties and land that the Company expects to consummate in the near future; (ii) the sale of common stock in the January Offering; (iii) the sale of Common Stock in the Offering and Concurrent USRealty Purchase; and (iv) the repayment of amounts outstanding under the Company's unsecured line of credit. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 is presented as if the following transactions had been consummated as of the beginning of 1996: (i) the acquisition of office properties and land that have been consummated since the beginning of 1996 and the acquisition of other office properties and land that the Company expects to consummate in the near future;
(ii) the sales of common and preferred stock during 1996 and the January Offering; (iii) the sale of common stock in the Offering and Concurrent USRealty Purchase; and (iv) the repayment of amounts outstanding under the Company's unsecured line of credit.

     In management's opinion, all material adjustments necessary to reflect the transactions described above are presented in the pro forma adjustments columns, which are further described in the notes to the unaudited pro forma financial information.

     The unaudited Pro Forma Condensed Consolidated Balance Sheet and the unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto. The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position of the Company would have been at December 31, 1996 had the aforementioned transactions occurred on such date, nor does it purport to represent the future financial position of the Company. The unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the aforementioned transactions had been consummated as of the beginning of 1996, nor does it purport to represent the results of operations for future periods.

                 CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                              ACQUIRED              PROBABLE              JANUARY
                                                           HISTORICAL(A)    PROPERTIES(B)        ACQUISITIONS(C)        OFFERING(D)
                                                           -------------    -------------        ---------------        -----------
ASSETS:
Rental property, net....................................    $  1,356,341      $ 239,617(1)          $  98,083(4)         $       --
Development property....................................          64,000         24,733(1)              9,927(4)                 --
Restricted and unrestricted cash........................          35,866             --                    --                    --
Other assets............................................          80,357         (2,013)(1)(2)              9(4)(5)              --
                                                           -------------    -------------        ---------------        -----------
     Total assets.......................................    $  1,536,564      $ 262,337             $ 108,019            $       --
                                                           -------------    -------------        ---------------        -----------
                                                           -------------    -------------        ---------------        -----------
LIABILITIES:
Mortgages and notes payable.............................    $    655,449      $ 254,070(2)          $  93,746(5)         $ (136,000)
Other liabilities.......................................          43,040          3,714(2)                 --                    --
                                                           -------------    -------------        ---------------        -----------
Total liabilities.......................................         698,489        257,784                93,746              (136,000)
Minority interest.......................................          50,597          4,553(3)             14,273(6)                 --
                                                           -------------    -------------        ---------------        -----------
STOCKHOLDERS' EQUITY:
Preferred stock.........................................              17             --                    --                    --
Common stock............................................             438             --                    --                    49
Additional paid-in capital..............................         837,355             --                    --               135,951
Dividends paid in excess of earnings....................         (50,332)            --                    --                    --
                                                           -------------    -------------        ---------------        -----------
     Total stockholders' equity.........................         787,478             --                    --               136,000
                                                           -------------    -------------        ---------------        -----------
     Total liabilities and stockholders' equity.........    $  1,536,564      $ 262,337             $ 108,019            $       --
                                                           -------------    -------------        ---------------        -----------
                                                           -------------    -------------        ---------------        -----------



                                                              OFFERING AND
                                                               CONCURRENT          PRO FORMA
                                                          USREALTY PURCHASE(E)    CONSOLIDATED
                                                          --------------------    ------------
ASSETS:
Rental property, net....................................       $       --          $1,694,041
Development property....................................               --              98,660
Restricted and unrestricted cash........................               --              35,866
Other assets............................................               --              78,353
                                                          --------------------    ------------
     Total assets.......................................       $       --          $1,906,920
                                                          --------------------    ------------
                                                          --------------------    ------------
LIABILITIES:
Mortgages and notes payable.............................       $ (180,899)         $  686,366
Other liabilities.......................................               --              46,754
                                                          --------------------    ------------
Total liabilities.......................................         (180,899)            733,120
Minority interest.......................................               --              69,423
                                                          --------------------    ------------
STOCKHOLDERS' EQUITY:
Preferred stock.........................................               --                  17
Common stock............................................               71                 558
Additional paid-in capital..............................          180,828           1,154,134
Dividends paid in excess of earnings....................               --             (50,332)
                                                          --------------------    ------------
     Total stockholders' equity.........................          180,899           1,104,377
                                                          --------------------    ------------
     Total liabilities and stockholders' equity.........       $       --          $1,906,920
                                                          --------------------    ------------
                                                          --------------------    ------------

                 CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                  BALANCE SHEET
                                DECEMBER 31, 1996
                                   (UNAUDITED)

ADJUSTMENTS (DOLLARS IN THOUSANDS):

     (A) Reflects the Company's historical consolidated balance sheet as of December 31, 1996.

     (B) Reflects the following pro forma adjustments related to the properties acquired between January 1 and April 14, 1997:

          (1) total acquisition costs of $264,537 ($9,491 related to Warner Premier, $3,417 related to Gateway Plaza, $16,296 related to Quorum Place, $40,089 related to The Crossings, $12,664 related to Cedar Maple, $10,603 related to Quorum North, $8,268 related to 3745 North First Street, $1,054 related to ASIS, $14,294 related to Baytech Center, $6,383 related to Wateridge Pavilion, $10,277 related to Mission Plaza, $8,949 related to RadiSys Corporate Headquarters, $30,826 related to Fortran Court, $7,495 related to 2400 Lake Park Drive, $4,350 related to 680 Engineering Drive, $50,977 related to Embassy Row Land and Building, $1,716 related to Tollway Plaza Building I, and $27,388 related to Bannockburn Lake Office Plaza I &
     II);

          (2) the assumption of existing debt of $39,183 ($7,821 related to Quorum Place, $6,743 related to Quorum North, $3,542 related to Wateridge Pavilion, and $21,077 related to Bannockburn Lake Office Plaza I & II) and other liabilities for each acquisition totaling $3,714, the use of the Company's purchase deposits of $2,200 (net of other assets acquired of $187) and a draw on the Company's unsecured line of credit of $214,887; and

          (3) the issuance of 144,094 units in connection with the acquisition of Bannockburn Lake Office Plaza I & II.

     (C) Reflects the following pro forma adjustments related to the anticipated effects of probable acquisitions:

          (4) total acquisition costs of $108,262 ($30,535 related to Sorenson Research Park, $768 related to RadiSys Corporate Headquarters land, $14,405 related to Data I/O Willows, $22,637 related to Draper Park North, $11,600 related to Scottsdale Place, $22,100 related to Toll Hill East and West, and $6,217 related to Westlake Corporate Center);

          (5) the assumption of existing debt of $17,513 ($4,513 related to Sorenson Research Park and $13,000 related to Draper Park North), the use of the Company's purchase deposits of $243 (net of other assets acquired of $252) and a draw on the Company's unsecured line of credit of $76,233; and

          (6) the issuance of 541,142 Units in connection with the acquisition of Sorenson Research Park.

     (D) Reflects the sale of 4,928,570 shares of Common Stock to the underwriter and Security Capital USRealty at a net price of $136,000, after deduction of transaction costs of $150. The Company used all of the proceeds to pay down amounts outstanding under its unsecured line of credit.

     (E) Reflects the sale of 7,142,857 shares of Common Stock to the underwriter and Security Capital USRealty in this Offering and the Concurrent USRealty Purchase at a net price of $180,899, after deduction of transaction costs of $544. The Company expects to use the net proceeds of this Offering and the Concurrent USRealty Purchase to repay outstanding indebtedness and for future acquisitions and development activity.

                 CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                        ACQUIRED          PROBABLE
                                                                     HISTORICAL(A)    PROPERTIES(B)    ACQUISITIONS(C)
                                                                     -------------    -------------    ---------------
Real estate operating revenue:
  Rental revenue..................................................     $ 154,165        $ 111,386(1)       $ 9,689(6)
  Real estate service income......................................        12,512               --               --
                                                                     -------------    -------------    ---------------
  Total revenue...................................................       166,677          111,386            9,689
                                                                     -------------    -------------    ---------------
Real estate operating expenses:
  Property operating expenses.....................................        51,927           39,326(4)         2,830(8)
  Interest expense................................................        31,630           36,220(2)         6,075(9)
  General and administrative......................................        15,228               --               --
  Depreciation and amortization...................................        38,264           23,602(3)         2,719(7)
                                                                     -------------    -------------    ---------------
  Total operating expenses........................................       137,049           99,148           11,624
                                                                     -------------    -------------    ---------------
  Real estate operating income....................................        29,628           12,238           (1,935)
Other operating income (expense)..................................           (94)               8(1)            --
                                                                     -------------    -------------    ---------------
  Income before minority interest.................................        29,534           12,246           (1,935)
                                                                     -------------    -------------    ---------------
Minority interest.................................................        (4,732)            (753)(5)         (235)(10)
                                                                     -------------    -------------    ---------------
  Income from continuing operations...............................     $  24,802        $  11,493          $(2,170)
                                                                     -------------    -------------    ---------------
                                                                     -------------    -------------    ---------------
Earnings from continuing operations per common share..............     $    0.90
                                                                     -------------
                                                                     -------------

                                                                                       OFFERING AND
                                                                      JANUARY           CONCURRENT          PRO FORMA
                                                                    OFFERING(D)    USREALTY PURCHASE(E)    CONSOLIDATED
                                                                    -----------    --------------------    ------------
Real estate operating revenue:
  Rental revenue..................................................   $      --           $     --            $275,240
  Real estate service income......................................          --                 --              12,512
                                                                    -----------       -----------          ------------
  Total revenue...................................................          --                 --             287,752
                                                                    -----------       -----------          ------------
Real estate operating expenses:
  Property operating expenses.....................................          --                 --              94,083
  Interest expense................................................     (10,200)           (13,567)             50,158
  General and administrative......................................          --                 --              15,228
  Depreciation and amortization...................................          --                 --              64,585
                                                                    -----------       -----------          ------------
  Total operating expenses........................................     (10,200)           (13,567)            224,054
                                                                    -----------       -----------          ------------
  Real estate operating income....................................      10,200             13,567              63,698
Other operating income (expense)..................................          --                 --                 (86)
                                                                    -----------       -----------          ------------
  Income before minority interest.................................      10,200             13,567              63,612
                                                                    -----------       -----------          ------------
Minority interest.................................................          --                 --              (5,720)
                                                                    -----------       -----------          ------------
  Income from continuing operations...............................   $  10,200           $ 13,567            $ 57,892
                                                                    -----------       -----------          ------------
                                                                    -----------       -----------          ------------
Earnings from continuing operations per common share..............                                           $   0.97(F)
                                                                                                           ------------
                                                                                                           ------------

                 CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)

ADJUSTMENTS (DOLLARS IN THOUSANDS):

     (A) Reflects the Company's historical consolidated statement of operations for the year ended December 31, 1996.

     (B) Pro forma adjustments for the purchases of the properties acquired between January 1, 1996 and April 14, 1997 reflect:

          (1) the historical operating activity of the properties acquired;

          (2) the additional interest expense of $24,282 on the Company's unsecured line of credit ($27,998 of interest costs net of $3,716 capitalized) and interest expense of $11,938 on debt assumed in certain acquisitions;

          (3) the depreciation expense for the acquisitions based on the new accounting basis for the rental property acquired;

          (4) the historical operating activity of the rental properties acquired reduced by the elimination of management fee expenses that will no longer be incurred by the Company upon purchase of the properties; and

          (5) the minority interest share of earnings.

     (C) Pro forma adjustments for the probable acquisitions reflect:

          (6) the historical operating activity of the properties to be acquired;

          (7) the depreciation expense for the probable acquisitions based on the new accounting basis for the rental property to be acquired;

          (8) the historical operating activity of the rental property to be acquired reduced by the elimination of management fee expenses that will not be incurred by the Company upon purchase of the properties;

          (9) the additional interest expense of $4,654 on the Company's unsecured line of credit ($5,846 of interest costs net of $1,192 capitalized) and interest expense of $1,421 on debt assumed in certain acquisitions; and

          (10) the minority interest share of earnings.

     (D) Pro forma adjustment reflects the reduction in interest expense associated with the pay down of amounts outstanding under the Company's unsecured line of credit with the proceeds from the January Offering.

     (E) Pro forma adjustment reflects the reduction in interest expense associated with the pay down of amounts outstanding under the Company's unsecured line of credit with the proceeds from the Offering and Concurrent USRealty Purchase.

     (F) Based upon 62,075,152 pro forma shares of Common Stock outstanding and Common Stock equivalents on a weighted average basis during the year ended December 31, 1996. Net income and weighted average shares outstanding have been adjusted for certain minority interests that have a dilutive effect on earnings per share.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion is based primarily on the condensed Consolidated Financial Statements of CarrAmerica Realty Corporation and its subsidiaries as of and for the years ended December 31, 1996, 1995 and 1994, which are incorporated by reference in the accompanying Prospectus. This information should be read in conjunction with such financial statements and the notes thereto.

RESULTS OF OPERATIONS--1996 TO 1995

     Real Estate Operating Revenue. Total real estate operating revenue increased $65.8 million, or 65.3%, to $166.7 million for 1996 as compared to $100.9 million for 1995. The increase in revenue was primarily attributable to a $64.6 million and a $1.2 million increase in rental revenue and real estate service revenue, respectively. The Company experienced net growth in its rental revenue as a result of its acquisitions, which contributed approximately $68.2 million of additional rental revenue in 1996. Rental revenue from properties that were fully operating throughout both years decreased by approximately $3.6 million due to increased vacancies experienced in those properties. Real estate service revenue increased by $1.2 million, or 10.6%, for 1996 to $12.5 million as compared to $11.3 million for 1995. The increase was primarily as a result of development fees earned by Carr Development & Construction, Inc., which was acquired by the Company in May 1996.

     Real Estate Operating Expenses. Total real estate operating expenses increased $54.4 million for 1996, or 65.8%, to $137.1 million as compared to $82.7 million for 1995. The net increase in operating expenses was attributable to a $20.3 million increase in property operating expenses, a $9.8 million increase in interest expense, a $4.5 million increase in general and administrative expenses, and a $19.8 million increase in depreciation and amortization. The increase in property operating expenses was primarily attributable to $20.2 million in operating expenses associated with property acquisitions. Exclusive of operating expenses attributable to new property acquisitions, property operating expenses increased by $.1 million for 1996. The increase in the Company's interest expense is primarily related to borrowings for acquisitions. The increase in general and administrative expenses is predominantly a result of the addition of new staff to implement the Company's new business strategy, the addition of approximately $1.8 million of expenses associated with Carr Development & Construction, Inc., and inflation. The increase in depreciation and amortization is predominantly a result of depreciation and amortization on the Company's real estate acquisitions.

     Other Operating Income (Expense). Other operating income (expense) increased $.8 million for 1996, to ($.1) million as compared to ($.9) million for 1995, primarily as a result of an increase in interest income and the addition of equity in earnings of CC-JM II Associates, a joint venture which owns the Booz-Allen & Hamilton Building. The Company is a 50% venturer in this entity, which constructed the Booz-Allen & Hamilton Building that was placed in service in January 1996. The increases in other operating income were partially offset by an additional loss recognized on the write-off of intangible assets.

     Net Income. Net income of $24.3 million was earned for 1996 as compared to $12.1 million during 1995. The comparability of net income between the two periods is impacted by the acquisitions the Company made and the other changes described above.

     Cash Flows. Net cash provided by operating activities increased $47.0 million, or 133.3%, to $82.3 million for 1996 as compared to $35.3 million for 1995, primarily as a result of the acquisitions made by the Company. Net cash used by investing activities increased $795.3 million to $876.9 million for 1996 as compared to $81.6 million for 1995, primarily as a result of capital deployed by the Company for acquisitions of office properties, land held for future development and construction in progress. Net cash provided by financing activities increased $776.0 million to $813.1 million provided for 1996 as compared to $37.1 million provided for 1995, primarily as a result of the sale of Common Stock and Preferred Stock by the Company and net borrowings necessary for the Company's acquisitions.

RESULTS OF OPERATIONS--1995 TO 1994

     Real Estate Operating Revenue. Total real estate operating revenue increased $9.3 million, or 10.2%, to $100.9 million in 1995 as compared to $91.6 million in 1994. The increase in revenue was primarily attributable to a $6.9 million and a $2.4 million increase in rental revenue and real estate service revenue, respectively. The Company experienced net growth in its rental revenue as a result of its acquisitions which contributed approximately $8.1 million of additional rental revenue in 1995. Rental revenue contributed by properties that were fully operating throughout both periods declined by approximately $1.2 million, or 1.5%. These properties, all of which were located in downtown Washington, D.C., experienced lower rental revenue in the aggregate during 1995 as a result of (a) lower occupancy rates, (b) the renegotiation of certain tenants' leases resulting in lower rental rates, and (c) new leases entered into by the Company at rates lower than the expiring leases' rental rates. The Company experienced growth in its real estate service income of $1.7 million as a result of its acquisition of real estate service contracts in 1995. In addition, real estate service revenues from the Company's core service contracts increased by $.7 million, or 8.2%, in 1995.

     Real Estate Operating Expenses. Total real estate operating expenses increased $7.7 million, or 10.2%, to $82.7 million as compared to $75.0 million in 1994. The net increase in operating expenses was attributable to a $1.9 million increase in property operating expenses, a $.5 million increase in interest expense, a $1.2 million increase in general and administrative expenses, and a $4.1 million increase in depreciation and amortization. The increase in property operating expenses was primarily attributable to $2.4 million in operating expenses associated with property acquisitions. Exclusive of operating expenses attributable to new property acquisitions, property operating expenses decreased $.5 million, or 1.9%, in 1995 predominantly as a result of lower real estate tax assessments. The increase in the Company's interest expense is primarily related to borrowings for acquisitions. The increase in general and administrative expenses is predominantly a result of general and administrative expenses associated with the real estate service contracts acquired in 1995 and inflation. The increase in depreciation and amortization is predominantly a result of depreciation and amortization on the Company's real estate service contract acquisitions.

     Other Operating Income (Expense). In January 1996, the Company terminated an agreement to acquire the development business of The Evans Company and, as a result, recognized a $1.9 million non-recurring charge to its earnings in the fourth quarter of 1995. The Company took this action in order to focus on implementing its national growth strategy.

     Net Income. Net income of $12.1 million was earned during 1995 as compared to $12.1 million during 1994. The comparability of net income between the two periods is impacted by the acquisitions the Company made and the other changes described above.

     Cash Flows. Net cash provided by operating activities increased $5.4 million, or 18.0%, to $35.3 million in 1995 as compared to $29.9 million in 1994, primarily as a result of the acquisitions made by the Company. Net cash used by investing activities increased $14.6 million, or 21.8%, to $81.6 million in 1995 as compared to $67.0 million in 1994, primarily as a result of capital deployed by the Company for acquisitions of office properties and real estate service contracts. Net cash provided by financing activities increased $4.5 million, or 13.7%, to $37.1 million as compared to $32.6 million in 1994, primarily as a result of the net borrowings for the Company's acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's total indebtedness at April 14, 1997 was $800.9 million, of which $335.0 million, or 41.8%, bore a LIBOR-based floating interest rate. The Company has total borrowing capacity under its unsecured line of credit of $325.0 million, allowing the Company to borrow up to an additional $76 million after taking into consideration the $249 million of indebtedness outstanding as of April 14, 1997. In January 1997, the Company obtained a $150 million, short-term credit facility from Morgan Guaranty Trust Company of New York, which is secured by three properties in the Company's portfolio. At April 14, 1997, the Company had borrowing capacity under this facility of $89.0 million, allowing the Company to borrow up to $3 million after taking into consideration the $86.0 million of indebtedness outstanding under the facility. The Company will be required to secure the facility with additional properties in order to increase the borrowing capacity. The Company intends to use its credit facilities to finance the acquisition and development of office properties and to meet working capital needs. Based upon the Company's total market capitalization at April 14, 1997 of $2.281 billion (the stock price was $26.375 per share and the total shares/Units outstanding were 56,133,483), the Company's debt represented 35.1% of its total market capitalization.

     The Company will require capital to invest in its existing portfolio of operating assets for major capital projects such as large-scale renovations, routine capital expenditures and deferred maintenance on certain properties recently acquired and tenant related capital expenditures, such as tenant improvements and allowances and leasing commissions. With respect to major capital projects, the Company is planning a renovation of a 327,000 square foot property in Denver during 1997 which will cost $2.0 million, or approximately $5.00 per square foot. During 1997, the Company is also completing renovations of several garages in its downtown Washington, DC portfolio totaling approximately $1.7 million. With respect to routine capital expenditures and deferred maintenance on certain properties recently acquired, the Company anticipates spending approximately $5.8 million, or approximately $.52 per square foot, during 1997 on its portfolio of operating assets owned as of December 31, 1996. The Company's capital requirements for tenant related capital expenditures are dependent upon a number of factors, including square feet of expiring leases, tenant retention ratios and whether the expiring leases are in central business district properties or suburban properties. During 1997, the Company has 256,347 square feet and 1,251,459 square feet of expiring leases in central business districts properties and suburban properties, respectively. The Company intends to use cash flow from operations and its unsecured line of credit to meet its working capital needs for its existing portfolio of operating assets.

     The Company will also require a substantial amount of capital for development projects currently underway and planned for the future. The Company currently has a total of six development projects underway, one of which the Company intends to sell to a third party upon completion of construction pursuant to an existing contract. These projects are expected to require a total investment by the Company of $119.4 million, with $112.6 million expected to be invested in the five properties the Company intends to own and operate upon completion of construction. The Company intends to use cash flow from operations and its unsecured line of credit and secured credit facility to meet its working capital needs for its existing portfolio of operating assets.

     Net cash flow provided by operating activities was $82.3 million for 1996, compared to $35.3 million in 1995. The increase in net cash flow provided by operating activities was primarily as a result of acquisitions made by the Company.

     The Company's investing activities used approximately $876.9 million and $81.6 million in 1996 and 1995, respectively. The Company's investment activities included the investment in acquisitions and development properties and real estate service contracts of approximately $857.1 million and $71.8 million in 1996 and 1995, respectively. Additionally, the Company invested approximately $11.5 million and $8.9 million in 1996 and 1995, respectively, in its existing real estate assets.

     Net of distributions to the Company's shareholders, the Company's financing activities provided net cash of $813.1 million and $37.1 million in 1996 and 1995, respectively. In 1996 and 1995, the Company borrowed approximately $215.0 million and $72.0 million respectively to provide adequate capital for the Company's investing activities. Additionally, in 1996, the Company raised $708.5 million in net proceeds from the sale of Common Stock and Preferred Stock to provide adequate capital for the Company's investing activities and to repay certain amounts of indebtedness. In 1995, the Company did not raise any capital from equity offerings.

     Rental revenue and real estate service revenue have been the principal sources of capital to fund the Company's operating expenses, debt service and capital expenditures, excluding nonrecurring capital expenditures. The Company believes that rental and real estate service revenue will continue to provide the necessary funds for its operating expenses and debt service. The Company expects to fund capital expenditures, including tenant concession packages and building renovations, from (i) available funds from operations, (ii) existing capital reserves, and (iii) if necessary, credit facilities established with third-party lenders. If these sources of funds are insufficient, the Company's ability to make expected distributions may be adversely impacted. At December 31, 1996, the Company had cash of $35.9 million, of which $8.2 million was restricted.

     The Company's dividends are paid quarterly. Amounts accumulated for distribution are predominantly invested by the Company in short-term investments that are collateralized by securities of the United States Government or any of its agencies.

     Management believes that the Company will have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financings in a manner consistent with its intention to operate with a conservative borrowing policy. The Company anticipates that adequate cash will be available to fund its operating and administrative expenses, continuing debt service obligations, the payment of dividends in accordance with REIT requirements in both the short-term and long-term, and future acquisitions of rental properties.

     The Company believes that funds from operations is an appropriate measure of the performance of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. In accordance with the final NAREIT White Paper on Funds From Operations as approved by the Board of Governors of NAREIT on March 3, 1995, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Company's funds from operations in 1994 have been restated to conform to the NAREIT definition of funds from operations. Funds from operations does not represent net income or cash flow generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or the Company's ability to make distributions.

     The following table provides the calculations of the Company's funds from operations for 1996, 1995 and 1994:

(In thousands):

                                                                                            HISTORICAL
                                                                       PRO FORMA    ---------------------------
                                                                         1996        1996       1995      1994
                                                                       ---------    -------    ------    ------
Net income before minority interest.................................   $  63,612     29,534    17,284    17,821
Adjustments to derive funds from operations:
Add:
  Depreciation and amortization.....................................      62,209     35,888    17,564    14,523
Deduct:
  Minority interests (non Unitholders) share of depreciation and
  amortization and net income.......................................        (926)      (926)   (1,658)   (1,704)
                                                                       ---------    -------    ------    ------
Funds from operations before allocation to minority Unitholders.....     124,895     64,496    33,190    30,640
Less: Funds from operations allocable to minority Unitholders.......     (11,101)    (8,610)   (7,876)   (8,640)
                                                                       ---------    -------    ------    ------
Funds from operations allocable to CarrAmerica Realty Corporation...   $ 113,794     55,886    25,314    22,000
                                                                       ---------    -------    ------    ------
                                                                       ---------    -------    ------    ------

     Changes in funds from operations are largely attributable to changes in net income between the periods as previously discussed.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to the directors, executive officers and certain key employees of the Company:

                   NAME                       AGE                    POSITIONS AND OFFICES HELD
------------------------------------------    ---   ------------------------------------------------------------
Oliver T. Carr, Jr........................    71    Chairman of the Board and Chief Executive Officer
Thomas A. Carr............................    38    President, Chief Operating Officer and Director
Robert O. Carr............................    47    President of Carr Real Estate Services, Inc. and Director
David Bonderman...........................    54    Director
Andrew F. Brimmer.........................    70    Director
A. James Clark............................    69    Director
Anthony R. Manno, Jr......................    44    Director
Caroline S. McBride.......................    43    Director
J. Marshall Peck..........................    45    Director
George R. Puskar..........................    53    Director
William D. Sanders........................    55    Director
Wesley S. Williams, Jr....................    54    Director
Brian K. Fields...........................    37    Chief Financial Officer
Philip L. Hawkins.........................    41    Managing Director of Asset Management
Robert E. Peterson........................    45    Regional Managing Director, Southeast Region
Robert G. Stuckey.........................    35    Managing Director of Acquisitions and Development
Paul R. Adkins............................    38    Vice President, Market Officer--Washington, D.C.
Andrea F. Bradley.........................    36    Vice President, General Counsel and Corporate Secretary
Steven N. Bralower........................    46    Senior Vice President of Carr Realty, L.P.
Robert L. Brumm...........................    45    Vice President, Human Resources and Administration
Clete Casper..............................    37    Vice President, Market Officer--Suburban Seattle
Joel DeSpain..............................    45    Vice President, Market Officer--Austin, Texas
Karen B. Dorigan..........................    32    Vice President--Land Due Diligence
John J. Donovan, Jr.......................    53    Senior Vice President of Carr Real Estate Services, Inc.
J. Thad Ellis.............................    36    Vice President, Market Officer--Suburban Atlanta
Richard W. Greninger......................    45    Senior Vice President of Carr Real Estate Services, Inc.
John S. Herr..............................    41    Vice President, Market Officer--Northern California
Austin W. Lehr............................    35    Vice President, Market Officer--Southeast Denver
Dwight L. Merriman........................    36    Vice President, Market Officer--Southern California
B. Thomas Miller, Jr......................    35    Vice President--Acquisitions and Marketing
Gerald J. O"Malley........................    53    Vice President, Market Officer--Suburban Chicago
James D. Peterson.........................    49    Vice President, Market Officer--Southern Florida
Matthew L. Richardson.....................    37    Senior Vice President of Carr
                                                      Development & Construction, Inc.
William H. Vanderstraaten.................    36    Vice President, Market Officer--Suburban Dallas
Debra A. Volpicelli.......................    32    Treasurer and Controller
Joseph D. Wallace.........................    33    Vice President--Building Due Diligence
James S. Williams.........................    40    Senior Vice President of Carr
                                                      Development & Construction, Inc.

     The following are biographical summaries of the directors, executive officers and certain key employees of the Company:

DIRECTORS OF THE COMPANY

          Oliver T. Carr, Jr., 71, has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since it commenced operations in February 1993. Mr. Carr's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders. Mr. Carr founded OCCO in 1962 and since that time has been its Chairman of the Board and a director. In addition, Mr. Carr has served as President of OCCO since February 1993. Mr. Carr is also on the Board of Directors of Carr Park, Inc., a subsidiary of OCCO. He was Chairman of the Board of Trustees of The George Washington University until May 1995. Mr. Carr is the father of Thomas A. Carr and Robert O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors.

          Thomas A. Carr, 38, has been President and a director of the Company since February 1993. Mr. Carr's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. In May 1995, Mr. Carr was also appointed the Chief Operating Officer of the Company, at which time he resigned as the Company's Chief Financial Officer, a position he had held since February 1993. Mr. Carr was President of Carr Partners, Inc., a financial services affiliate of OCCO, from 1991 until February 1993, when Carr Partners, Inc. ceased operations. Prior to becoming President of Carr Partners, Inc., Mr. Carr was Vice President of Suburban Development and Regional Development Partner for Montgomery County for OCCO, beginning in 1985. Mr. Carr is a director of OCCO. Mr. Carr holds a Masters degree in Business Administration from Harvard Business School, and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a director of Lafayette Square Partners, Inc. Mr. Carr is the son of Oliver
     T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors. In addition, Mr. Carr is a member of management's Operating Committee and Investment Committee.

          Robert O. Carr, 47, has been a director of the Company and President and Chairman of the Board of Directors of Carr Real Estate Services, Inc., ("Carr Services, Inc.") a subsidiary of the Company, since February 1993. Mr. Carr's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mr. Carr is a director of OCCO and, from 1987 until February 1993, served as its President and Chief Executive Officer. Mr. Carr joined OCCO in 1973 and has served in a number of positions which have included the supervision of all development operations since 1979 and all day-to-day company operations since 1982 as Executive Vice President. Mr. Carr is a member of the Boards of Directors for the Greater Washington Research Center, the Corcoran School of Art, and the National Cathedral School for Girls. Mr. Carr is also a member of the Greater Washington Board of Trade, the Urban Land Institute, and the D.C. Chamber of Commerce. Mr. Carr holds a Bachelor of Arts degree from Trinity College. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Thomas A. Carr. Mr. Carr is a member of the Executive Committee of the Board of Directors.

          David Bonderman, 54, has been a director of the Company since its commencement of operations. Mr. Bonderman's term expires at the 1997 Annual Meeting of Stockholders. He is the managing general partner of TPG Partners, L.P., a private investment partnership. From October 1971 through June 1983, Mr. Bonderman was an associate and then partner in the law firm of Arnold & Porter, Washington, D.C. From July 1983 through August 1992, Mr. Bonderman served as the Vice President and Chief Operating Officer of Keystone, Inc. (formerly the Robert M. Bass Group, Inc.). Mr. Bonderman also serves as a director of Bell & Howell Holdings Company, Washington Mutual, Inc., Denbury Resources, Inc., National Education Corporation and Continental Airlines, Inc. Mr. Bonderman holds a Bachelor of Arts degree from the University of Washington and an L.L.B. degree from Harvard University. Mr. Bonderman is a member of the Executive Compensation Committee of the Board of Directors.

          Andrew F. Brimmer, 70, has been a director of the Company since February 1993. Dr. Brimmer's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders. He has been the President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Since 1995, Dr. Brimmer has served as the chairman of the District of Columbia Financial Control Board. Dr. Brimmer was a member of the Board of Governors of the Federal Reserve System from 1966 through 1974. He is also the Wilmer D. Barrett Professor of Economics at the University of Massachusetts-Amherst. Dr. Brimmer serves as a director of BankAmerica Corporation and Bank of America, BlackRock Investment Income Trust, Inc. (and other funds), PHH Corporation, E.l. du Pont de Nemours & Company, Navistar International Corporation, Gannett Company, Borg-Warner Automotive, Inc. and Airborne Express. Dr. Brimmer received a Bachelor of Arts and a Masters degree in Economics from University of Washington and holds a Ph.D. in Economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

          A. James Clark, 69, has been a director of the Company since February 1993. Mr. Clark's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. He has been Chairman of the Board and President of Clark Enterprises, Inc., a Bethesda, Maryland-based company involved in real estate, communications, and commercial and residential construction, since 1972. Mr. Clark is a member of the University of Maryland Foundation, and serves on the Board of Trustees of The Johns Hopkins University. He is also a member of the PGA Tour Investments Policy Board and a director of Lockheed Martin Corporation and Potomac Electric Power Company. Mr. Clark is a graduate of The University of Maryland. Mr. Clark is a member of the Investment Committee, the Executive Compensation Committee, the Executive Committee and the Nominating Committee of the Board of Directors.

          Anthony R. Manno, Jr., 44, has been a director of the Company since May 1996. Mr. Manno's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mr. Manno is a Managing Director of Security Capital Investment Research Incorporated, an affiliate of USRealty. Prior to joining Security Capital Investment Research Incorporated in 1993, Mr. Manno was a managing director of LaSalle Partners Limited where he served in various capacities from 1980 to 1993, including client manager for LaSalle Partners Limited's joint venture partner, Dai-ichi Mutual Life Insurance Company; manager of LaSalle Partners Limited's degree finance group; and a member of LaSalle Partners Limited's investment committee. Prior thereto, Mr. Manno was a commercial real estate loan officer of The First National Bank of Chicago. Mr. Manno is a Certified Public Accountant. Mr. Manno received his Masters in Business Administration, with a concentration in Finance, from the University of Chicago School of Business and his M.A. and B.A. in Economics from Northwestern University.

          Caroline S. McBride, 43, has been a director of the Company since July 1996. Mrs. McBride's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mrs. McBride is a Managing Director of Security Capital Investment Research Incorporated. From January 1993 to June 1996, Mrs. McBride was the director of private market investments for the IBM Retirement Fund and from January 1992 to January 1995, she was the director of real estate investments for such fund. Prior to joining the IBM Retirement Fund in 1992, Mrs. McBride was director of finance, investments and asset management for IBM's corporate real estate division. Mrs. McBride is on the Boards of Directors of the Pension Real Estate Association (PREA) and the Real Estate Research Institute. Mrs. McBride received her Masters in Business Administration from New York University and a Bachelor of Arts degree from Middlebury College. Mrs. McBride is a member of the Investment Committee and the Audit Committee of the Board of Directors.

          J. Marshall Peck, 44, has been a director of the Company since June 1996. Mr. Peck was appointed to the Board in connection with the USRealty Transaction. Mr. Peck is a Managing Director of Security Capital Investment Research Incorporated, where he is responsible for the operations and oversight of strategic investments. Prior to joining Security Capital Investment Research Incorporated in May 1996, Mr. Peck was a Managing Director of LaSalle Partners Limited since January 1989, where he served in various capacities over his 14-year tenure, with responsibility for operating groups within both the investment and service businesses and was a member of its management committee. Prior thereto, Mr. Peck held various marketing and management positions in the Data Processing Division of IBM. Mr. Peck is past Chairman of the Pension Real Estate Association and serves on the National Real Estate Advisory Board of the Nature Conservancy. Mr. Peck is on the Boards of Directors of Regency Realty Corporation and Storage USA, Inc. Mr. Peck received his B.A. degree from University of North Carolina at Chapel Hill. Mr. Peck is a member of the Executive Compensation Committee and the Executive Committee of the Board of Directors.

          George R. Puskar, 53, has been a director of the Company since its commencement of operations. Mr. Puskar's term expires at the 1999 Annual Meeting of Stockholders. He has served as the Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate") since 1989 and a vice president of The Equitable Life Assurance Society of the United States ("ELAS"). Mr. Puskar joined ELAS in 1966 in its local field office in Pittsburgh. Mr. Puskar became the President of Equitable Real Estate, a diversified real estate organization which is a subsidiary of ELAS, in 1984. Mr. Puskar serves as a director of Equitable Real Estate Capital Markets, Inc. and is a board member of the International Council of Shopping Centers, Clark Atlanta University, The Atlanta Chamber of Commerce, the Vice Chairman and a board member of the National Realty Committee, and a member of the Advisory Board of the Wharton School's Real Estate Center in Philadelphia. Mr. Puskar is a member of the Executive Committee and the Nominating Committee of the Board of Directors.

          William D. Sanders, 55, has been a director of the Company since May 1996. Mr. Sander's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders. Mr. Sanders is the Founder and Chairman of Security Capital Group, an affiliate of USRealty. Mr. Sanders retired on January 1,1990, as chief executive officer of LaSalle Partners Limited, which he founded in 1968. Mr. Sanders is on the Boards of Directors of R.
     R. Donnelley & Sons Company, USRealty, Storage USA, Inc. and Regency Realty Corporation. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science from Cornell University. Mr. Sanders is a member of the Nominating Committee of the Board of Directors.

          Wesley S. Williams, Jr., 54, has been a director of the Company since February 1993. Mr. Williams' term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. He was adjunct professor of real estate finance law at the Georgetown University Law Center from 1971 to 1973 and is a contributing author to several texts on banking law and on real estate finance and investment. Mr. Williams is also on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves on the Boards of Directors of Blackstar Communications, Inc. and its Florida, Michigan and Oregon subsidiaries; Blackstar LLC and its Nebraska and South Dakota subsidiaries; and the Federal Reserve Bank of Richmond. Mr. Williams is Chairman of the Boards of Directors of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc. and is Vice Chairman of The Lockhart Companies, Incorporated. Mr. Williams also is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company. Mr. Williams received a B.A. and J.D. from Harvard University, an M.A. from the Fletcher School of Law and Diplomacy and an L.L.M. from Columbia University. Mr. Williams is a member of the Executive Compensation Committee of the Board of Directors.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES OF THE COMPANY

          Brian K. Fields, 37, has been the Company's Chief Financial Officer since May 1995. Prior to that time, Mr. Fields served as the Company's Vice President, Treasurer and Controller since February 1993. Mr. Fields served as Treasurer and Controller of OCCO from 1990 to February 1993. Prior to that time, Mr. Fields was a Senior Manager with KPMG Peat Marwick LLP in Washington, D.C. Mr. Fields was employed by KPMG Peat Marwick LLP for eight years. Since 1993, Mr. Fields has also been a director and Treasurer of Carr Real Estate Services, Inc. and since 1996 he has served as a director and officer of several other subsidiaries of the Company. He holds a Bachelor of Science degree in Accounting from Virginia Tech and is a Certified Public Accountant. Mr. Fields is a member of management's Operating Committee and Investment Committee.

          Philip L. Hawkins, 41, has been the Company's Managing Director of Asset Management since February 1996. Prior to that time, Mr. Hawkins was employed by LaSalle Partners Limited since 1982. Mr. Hawkins served as the Executive Vice President, Eastern Division, Asset Management Group since 1995; the Senior Vice President, Northeast Region, Asset Management Group from 1990 to 1994 and in other asset management positions prior to that time. Mr. Hawkins was also a director of LaSalle Partners. He holds a Masters in Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College. Mr. Hawkins is a member of management's Operating Committee and Investment Committee.

          Robert E. Peterson, 45, has been the Company's Regional Managing Director, Southeast Region, since November 1996. Mr. Peterson has over 23 years of real estate experience. Mr. Peterson's most recent experience includes 18 years as President of Peterson Properties, which he co-founded in 1978. Prior to forming Peterson Properties, Mr. Peterson was Vice President of Arthur Rubloff & Company, where he spent five years specializing in office and industrial leasing and investment property brokerage. Mr. Peterson is a former member of the Society of Industrial and Office Realtors and serves on the Developer Advisory council for the Georgia Chapter of the National Association of Industrial and Office Parks. He graduated from University of North Carolina at Chapel Hill, with a B.S. in Business Administration. Mr. Peterson is a member of management's Operating Committee and Investment Committee.

          Robert G. Stuckey, 35, has been the Company's Managing Director of Acquisitions and Development since February 1996. Prior to that time, Mr. Stuckey was employed by Security Capital Industrial Trust, an affiliate of Security Capital Group, since January 1993, as a Senior Vice President managing the operations of the development group since November 1994, and as a Vice President supervising acquisition due diligence from May 1993 to November 1994. Prior to that time, Mr. Stuckey had seven years of experience with Trammell Crow Company. His most recent position there was as Chief Financial Officer for Trammel Crow Company NE, Inc. Mr. Stuckey holds a Masters in Business Administration from Harvard Business School and a Bachelor of Science in Finance from University of Nebraska. Mr. Stuckey is a member of management's Operating Committee and Investment Committee.

          Paul R. Adkins, 38, has been the Company's Vice President, Market Officer for Washington, D.C. since August 1996. Mr. Adkins has been with the Company for over 14 years, including serving as Vice President of Acquisitions from May 1994 to August 1996. Mr. Adkins was instrumental in the Company's initial efforts to acquire suburban office properties in its suburban Atlanta and Austin, Texas target markets. Prior to that, Mr. Adkins served in a variety of other capacities with the Company, with over 12 years in commercial real estate leasing. Mr. Adkins was named "Top Producer" for the Washington metropolitan area in 1990 and 1991 by the Washington, D.C. Association of Realtors. Mr. Adkins is a member of the District of Columbia's Building Industry Association and Northern Virginia's National Association of Industrial and Office Parks. Mr. Adkins holds a Bachelor of Arts degree from Bucknell University.

          Andrea F. Bradley, 36, has been the Company's Vice President, General Counsel and Corporate Secretary since August 1993. Mrs. Bradley was an attorney with the law firm of Shaw, Pittman, Potts and Trowbridge from 1991 to August 1993 and an attorney with the law firm of Paul, Hastings, Janofsky & Walker from 1985 to 1991, where she practiced primarily corporate finance and securities law. Mrs. Bradley holds a Juris Doctor from University of California at Los Angeles and an A.B. degree in American Studies from Stanford University.

          Steven N. Bralower, 46, has been Senior Vice President of Carr Realty, L.P., a subsidiary of the Company, since May 1996 and prior thereto was Senior Vice President of Carr Services, Inc. from 1993 to May 1996. Mr. Bralower was Senior Vice President of OCCO from 1985 to February

     1993 and was responsible for overseeing and directing one-half of OCCO's leasing activities in its portfolio of commercial office and retail space. Mr. Bralower first joined OCCO in 1978 as a commercial leasing agent. Mr. Bralower has been a member of the Georgetown University Law Center faculty. Mr. Bralower holds a Bachelor of Arts degree from Kenyon College.

          Robert L. Brumm, 45, has been Vice President, Human Resources and Administration of the Company, since May 1996. From 1993 to 1996, Mr. Brumm held the same position with Carr Services, Inc. and from March 1990 to 1993 held the same position with OCCO. He is responsible for managing the Human Resources, Risk Management, Training, and Office Management functions. He has over 20 years of experience including 8 years with Mark Controls Corporation and 5 years with the real estate division of Philip Morris, Inc. Mr. Brumm received his Bachelors degree from California State University at Long Beach.

          Clete Casper, 37, has been the Company's Vice President, Market Officer for suburban Seattle since July 1996. Mr. Casper has over 10 years experience in the real estate and marketing field. Mr. Casper's most recent experience includes 1 year as a Senior Associate with CB Commercial Real Estate Group Inc., Seattle, Washington. Prior to that, Mr. Casper was with Sabey Corporation in Seattle, Washington serving in the following capacities: 4 years as Development Manager and 5 years as a Marketing Associate. Mr. Casper is a graduate of Washington State University.

          Joel DeSpain, 45, has been the Company's Vice President, Market Officer for Austin, Texas since August 1996. Mr. DeSpain has over 18 years experience in the real estate and marketing field. Mr. DeSpain's most recent experience includes 2 years as a Vice President of Littlefield Real Estate Company in Austin, Texas. Prior to that, Mr. DeSpain spent 2 years with Faison-Stone in Austin, Texas as Vice President, 5 years with Grubb & Ellis in Austin, Texas as President, 2 years with Paragon Properties in Austin, Texas as Executive Vice President, and 7 years with The Home Company Realtors in Houston, Texas as Marketing Director. Mr. DeSpain holds a Doctor of Jurisprudence from South Texas College of Law and a BBA in Marketing from University of Houston.

          John J. Donovan, Jr., 53, has been Senior Vice President of Carr Services, Inc. since February 1993. Prior to that, Mr. Donovan was Senior Vice President of OCCO from 1988 to February 1993 and was responsible for overseeing and directing one-half of OCCO's leasing activities in its portfolio of commercial office and retail space. Mr. Donovan joined OCCO as a commercial leasing agent in 1976. He is a member of the Advisory Board for Jubilee Enterprise of Greater Washington (an affiliate of Jubilee Housing and The Enterprise Foundation). Mr. Donovan holds a Bachelor of Arts degree from Georgetown University.

          Karen B. Dorigan, 32, has been the Company's Vice President--Land Due Diligence since January 1996 and is responsible for supervising land and development due diligence. Prior to that time and for more than 9 years, Mrs. Dorigan served in a variety of capacities in OCCO's development business, including from February 1993 to January 1996 serving as a Vice President. She is a past member of Northern Virginia's Building Industry Association's Arlington Chapter Council. Mrs. Dorigan holds a Bachelor of Science degree in Economics from the University of Pennsylvania, Wharton School.

          J. Thad Ellis, 36, has been the Company's Vice President, Market Officer for suburban Atlanta since November 1996. Mr. Ellis has over 12 years experience in the real estate field. Mr. Ellis' most recent experience includes 10 years with Peterson Properties where his primary responsibility was to oversee and coordinate the leasing and property management for the management services portfolio. Prior to that, Mr. Ellis spent two years with another Atlanta development company. Mr. Ellis is a graduate of Washington & Lee University and is involved with the National Association of Industrial and Office Parks and Atlanta's Chamber of Commerce and is also on the Advisory Board of Black's Guide.

          Richard W. Greninger, 45, has been Senior Vice President of Carr Services, Inc. since March 1995. Prior to that time he had been Vice President of Carr Services, Inc. since February 1993.

     Mr. Greninger was with OCCO as Vice President of Property Management Services from January 1992 to February 1993. Prior to that time, Mr. Greninger was with CB Commercial Real Estate Group Inc., a commercial real estate firm, where he was Senior Vice President and Regional Manager of the Mid-Atlantic Property Management Division responsible for the management of
     7.5 million square feet of commercial space. During 1994, Mr. Greninger served as President of the Greater Washington Apartment and Office Building Association. Mr. Greninger has served as a director of both the Institute of Real Estate Management and the Building Owners and Managers Association. Mr. Greninger holds a Masters in Business Administration from the University of Cincinnati and a Bachelor of Science degree from Ohio State University.

          John S. Herr, 41, has been the Company's Vice President, Market Officer for Northern California since September 1996. Mr. Herr has over 12 years experience in the real estate and marketing field. Mr. Herr's most recent experience includes 2 years as the President and Chief Executive Officer of Simeon Commercial Properties in San Francisco, California. Prior to that, Mr. Herr spent 8 years with Trammel Crow serving in the following capacities: 2 years as Principal and Executive Vice President in San Francisco; 3 years as Partner in Richmond, Virginia; and 4 years as Marketing Representative in Washington, D.C. Mr. Herr holds a Masters in Business Administration from Stanford University and a Bachelors degree from the U.S. Naval Academy.

          Austin W. Lehr, 35, has been the Company's Vice President, Market Officer for Southeast Denver since July 1996. Mr. Lehr has over 10 years experience in the real estate and marketing field. Mr. Lehr's most recent experience includes 4 years as a Vice President with Southwest Value Partners and Affiliates in Phoenix, Arizona. Prior to that, Mr. Lehr spent 4 years with Draper and Kramer, lncorporated in Washington, D.C. as the Director of Development and Marketing, and 2 years as a Vice President at Guaranty Federal Savings and Loan in Dallas, Texas. Mr. Lehr holds a Masters of Management degree from Northwestern University and a Bachelor of Arts degree from Williams College.

          Dwight L. Merriman, 36, has been the Company's Vice President, Market Officer for Southern California since August 1996. Mr. Merriman has over 12 years experience in the real estate and marketing field. Mr. Merriman's most recent experience includes 1 year as Vice President with Security Capital Industrial Trust in Irvine, California. Prior to that, Mr. Merriman spent 11 years with Overton, Moore in Los Angeles in the following capacities: 5 years as the Director of Marketing-- Asset Management (Partner), 4 years as Director of Marketing--Development (Partner) and 2 years as a Marketing Associate. Mr. Merriman holds a Masters in Business Administration from University of California at Los Angeles and a Bachelors degree from University of Southern California.

          B. Thomas Miller, Jr., 35, has been the Company's Vice President-Acquisitions and Marketing since September 1996. Mr. Miller has over 10 years of experience in the real estate and marketing field. Mr. Miller's most recent experience includes 3 years as Vice President of Security Capital Investment Research Incorporated. Prior to that time, Mr. Miller spent 3 years as a Senior Manager with Arthur Andersen S.C. Real Estate Services Group and 2 years as an Associate in Management Advisory Services at Kenneth Leventhal & Company. Mr. Miller holds a Bachelor of Arts degree in Finance from University of Texas at Austin.

          Gerald J. O"Malley, 53, has been the Company's Vice President, Market Officer for suburban Chicago since July 1996. Mr. O"MalIey has over 29 years experience in the real estate and marketing field. Mr. O"Malley's most recent experience includes 10 years as founder and President of G. J. O"MaIIey & Company, a real estate office leasing company. Prior to that, Mr. O"Malley spent 6 years as a leasing agent for LaSalle Partners in Chicago, Illinois, 4 years as a leasing and sales agent for the firm of Bennett and Kahnweiler, in Chicago, Illinois, and 8 years with Whiston Group as a property and leasing manager. Mr. O"Malley holds a Bachelors degree from Loyola University.

          James D. Peterson, 49, has been the Company's Vice President, Market Officer for South Florida since November 1996. Mr. Peterson has over 25 years experience in the real estate field.

     Mr. Peterson's most recent experience includes 3 years (from 1993 to October 1996) as Vice President of Peterson Properties with responsibility for property operations in South Florida. From 1978 to 1981, Mr. Peterson was President of Peterson Properties, which he co-founded. Mr. Peterson also spent 4 years with the Investment Life Insurance Company of America as Chairman and Chief Executive Officer, 7 years as Chairman of Cavanaugh Development Company, a general contractor and developer of office and industrial parks in San Diego, California, which he co-founded, and 7 years with Wachovia Bank and Trust Company. Mr. Peterson is involved with the National Association of Industrial and Office Parks and is a member of Boca Raton's Chamber of Commerce. Mr. Peterson holds a Masters in Business Administration from University of Texas--Austin and a Bachelor of Science degree in Economics from University of North Carolina at Chapel Hill.

          Matthew L. Richardson, 37, has been a Senior Vice President of Carr Development & Construction, Inc., a subsidiary of the Company, since April 1996, with responsibility for all build-to-suit marketing and for assisting the Market Officer Group in qualifying, structuring and negotiating development opportunities. Prior to that time and for more than 8 years, Mr. Richardson served in a variety of capacities in OCCO's development business, including from September 1991 to April 1996 serving as its President. He is on the Board of Directors of the District of Columbia's Building Industry Association. Mr. Richardson holds a Masters of Business Administration and a Bachelor of Urban Planning degree from University of Virginia.

          William H.Vanderstraaten, 36, has been the Company's Vice President, Market Officer for suburban Dallas since April 1997. Mr. Vanderstratten has over 15 years of experience in the real estate development and leasing fields. Mr. Vanderstraaten's most recent experience includes 8 years as Vice President -- New Development for Harwood Pacific Corporation in Dallas, Texas where his primary responsibilities were directing large scale development projects and coordinating leasing efforts for portfolios. Prior to that, Mr. Vanderstraaten spent 6 years as a Leasing Agent/Broker for S.P.G. International, Texas Inc., the predecessor to Harwood Pacific Corporation, and 1 year as a Leasing Agent for Richard P. Howe Company. Mr. Vanderstraaten holds a B.B.A. degree from Southern Methodist University.

          Debra A. Volpicelli, 32, has been the Company's Treasurer and Controller since May 1995. Prior to that time, Mrs. Volpicelli was the Company's Tax Manager since February 1993. Mrs. Volpicelli was Tax Manager for OCCO from 1990 to February 1993. Prior to that time, Mrs. Volpicelli was in the tax department of Arthur Andersen & Co., SC. Mrs. Volpicelli holds a Bachelor of Science degree in Business Administration from Georgetown University and is a Certified Public Accountant.

          Joseph D. Wallace, 33, has been the Company's Vice President--Building Due Diligence since January 1996 and is responsible for supervising building acquisition due diligence. Prior to that time, Mr. Wallace was the Company's Vice President of Asset Management since February 1993. Mr. Wallace was Vice President of Carr Partners, Inc. from 1990 to February 1993. Prior to that, Mr. Wallace was co-Director of Asset Management for OCCO responsible for the investment oversight of OCCO's portfolio of commercial properties in the Washington, D.C. metropolitan area. Mr. Wallace holds a Bachelor of Science degree in Commerce from University of Virginia.

          James S. Williams, 40, has been a Senior Vice President of Carr Development & Construction, Inc. with responsibility for oversight of all project management, design and construction operations since October 1996. Mr. Williams rejoined the Company after 2 years as Vice President of Operations of Obadwick International. Mr. Williams' initial tenure with the Company was from 1983 to 1994, during which time he served in a variety of capacities in OCCO's development business. Prior to that, Mr. Williams was employed by Holland & Lyons where he worked in project management of commercial and residential real estate development. Mr. Williams is a guest lecturer at George Washington University. Mr. Williams holds a Bachelor of Science degree in Business Administration from West Virginia University.

                              PLAN OF DISTRIBUTION

     The Company expects to sell to Security Capital Holdings S.A. ("Holdings"), at a price per share of $26.375, 2,142,857 shares of Common Stock. Such sale will be made pursuant to a Subscription Agreement between Holdings and the Company. The sale and purchase of the Common Stock is expected to close on or about April 18, 1997. The obligation of Holdings to purchase Common Stock is subject to certain conditions under the Subscription Agreement.



     The Common Stock is listed on the NYSE under the symbol "CRE."

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock pursuant to this Prospectus Supplement will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                      (This page intentionally left blank)

PROSPECTUS

                                 $1,000,000,000

                         CARRAMERICA REALTY CORPORATION
                 DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                   COMMON STOCK WARRANTS AND DEPOSITARY SHARES

     CarrAmerica Realty Corporation (the "Company") may from time to time offer in one or more series its (i) unsecured debt securities ("Debt Securities"),
(ii) preferred stock ("Preferred Stock"), (iii) common stock, $.01 par value ("Common Stock"), (iv) warrants exercisable for Common Stock ("Common Stock Warrants"), and (v) shares of Preferred Stock represented by depositary shares ("Depositary Shares") with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock, Common Stock Warrants and Depositary Shares (collectively, the "securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Common Stock, any public offering price; (iv) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price; and
(v) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 27, 1997.

                                  THE COMPANY

     The Company is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States.

     The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1700 Pennsylvania Avenue, Washington, D.C. 20006, and its telephone number is (202) 624-7500. The Company's web site can be found at "http:www.carramerica.com."

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

     General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required by its real property investments. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an over-supply of, or a reduction in demand for, office space in the area where its properties are located and the attractiveness of the properties to prospective tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws and the potential for liability under applicable laws. Certain significant expenditures associated with each equity investment by the Company in a property (such as operating expenses and capital expenditures costs) may not be reduced when circumstances cause a reduction in income from the property.

     Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt that is not hedged, the risk that the Company will not be able to prepay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company or to obtain financing at unfavorable terms, either of which might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

     Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In particular, as of December 31, 1996, one of the Company's tenants leased space representing approximately 7.6%, respectively, of the total rentable square footage of the Company's properties pursuant to leases that expire beginning in 1998. Although the Company has established an annual budget for renovation and reletting costs that it believes are reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

     Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

CONFLICTS OF INTEREST

     Certain members of the Company's board of directors (the "Board") and officers own limited partnership interests ("Units") of Carr Realty, L.P., a partnership that owns certain of the Company's properties, and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties as a result of unrealized gain attributable to certain properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority as to whether and on what terms to sell or refinance an individual property, these Unit holders might seek to influence the Company not to sell or refinance the properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company. Although the Company believes that the change in 1996 in its operational structure from an "UPREIT" to a "DownREIT" has and should continue to reduce, over time, these potential conflicts of interest, assets will continue to be owned by Carr Realty, L.P., diminishing the effects of this structural modification.

ACQUISITION AND DEVELOPMENT RISKS

     The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above. New office development also is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity offerings, lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new acquisitions or developments are undertaken without permanent financing, further acquisitions or development activities may be curtailed or cash available for distribution to stockholders or to meet debt service obligations may be adversely affected.

CHANGE IN BUSINESS STRATEGY; RISKS ASSOCIATED WITH THE
ACQUISITION OF SUBSTANTIAL NEW PROPERTIES

     In 1996, the Company shifted its emphasis from downtown Washington, D.C. properties toward a more national business strategy, focusing primarily on value office properties in suburban growth markets across the United States This change represents a significant shift in the business strategy of the Company. Although the Board believes that such a shift in strategy was warranted in light of the opportunities available to the Company, there is no assurance that the Company's efforts to implement its national business strategy will continue to be successful.

     Consistent with the Company's strategy of acquiring value office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.

DEPENDENCE ON WASHINGTON, D.C. MARKET

     Although the Company's business strategy is to move toward a more national business focus, at December 31, 1996, the Company's consolidated Properties located in downtown Washington, D.C. represented approximately 19.3% of the consolidated Properties in terms of rentable square footage. The Company's performance and its ability to make expected distributions to stockholders could be adversely affected by economic or other conditions in downtown Washington, D.C. that are beyond the control of the Company.

SUBSTANTIAL OWNERSHIP OF COMMON STOCK

     As of December 31, 1996, Security Capital Holdings S.A., a wholly owned subsidiary of Security Capital U.S. Realty (collectively "USRealty") owned 43.4% of the outstanding shares of the Company's Common Stock (37.3% of the Common Stock on a fully-diluted basis), and USRealty has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, USRealty is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's Common Stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude USRealty from increasing its percentage interest in the Company above 45% until at least April 30, 2001 (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and USRealty agreed to certain limitations on its voting rights with respect to its shares of Common Stock, USRealty nonetheless has a substantial influence over the affairs of the Company. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.

LIMITATIONS ON CORPORATE ACTIONS

     In conjunction with the transaction in which USRealty acquired its initial interest in the Company (the "USRealty Transaction"), the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of Units by Carr Realty, L.P., and certain other matters. The Company may take actions relating to these matters only with the consent of USRealty. In addition, the Company has agreed to certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). These limitations, which are intended to permit USRealty to comply with certain requirements of the Internal Revenue Code and other countries' tax laws applicable to foreign investors, limit somewhat the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company. Although the Company does not believe that the limitations imposed on the

Company's activities will materially impair the Company's ability to conduct its business, there can be no assurance that these limitations will not adversely affect the Company's operations in the future.

MANAGEMENT, LEASING AND BROKERAGE RISKS

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES

     The Company does not have voting control of Carr Real Estate Services, Inc. ("Carr Services, Inc.") or Carr Development & Construction, Inc. ("Carr Development & Construction") (collectively, the "Operating Subsidiaries"). The capital stock of Carr Services, Inc., which conducts fee-based management and leasing, is divided into two classes: voting common stock, approximately 92% and 8% of which is held by The Oliver Carr Company ("OCCO") and Carr Realty, L.P., respectively; and nonvoting common stock, approximately 95% and 5% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc.

     The capital stock of Carr Development & Construction which conducts fee-based development, is divided into two classes: voting common stock, 99% and 1% of which is held by OCCO and the Company, respectively; and nonvoting common stock, 96% and 4% of which is held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of Carr Development & Construction.

     Oliver T. Carr, Jr., who is Chairman of the Board and Chief Executive Officer and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which will control the election of directors of the Operating Subsidiaries. Although neither the right of Carr Realty, L.P. or the Company, as applicable, to receive distributions with respect to its equity interests in the Operating Subsidiaries nor the terms of the promissory notes made by each of the Operating Subsidiaries and held by Carr Realty, L.P. or the Company, as applicable, can be changed by OCCO, the Company will not be able to elect directors of each of the Operating Subsidiaries, and its ability to influence the day-to-day decisions of the Operating Subsidiaries is limited. As a result, the board of directors and management of each of the Operating Subsidiaries may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations.

CHANGES IN POLICIES

     The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. The Board may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to stockholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

CERTAIN TAX RISKS

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify and has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation of the Company."

     REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements)." In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or its subsidiaries), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through its subsidiaries, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

     Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax
Considerations--Taxation of the Company and Other Tax Considerations."

     Consequences of Failure of the Carr Realty, L.P., CarrAmerica Realty, L.P. or other Partnerships to be Treated as a Partnership. The Company believes that the Carr Realty, L.P., CarrAmerica Realty, L.P. and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for Federal income tax purposes. See "Federal Income Tax Considerations-- Other Tax Considerations (Effect of Tax Status of Carr Realty, L.P., CarrAmerica Realty, L.P. and Other Partnerships on REIT Status)." If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of Carr Realty, L.P., CarrAmerica Realty, L.P., or any other partnership in which the Company holds an interest, as a partnership for Federal income tax purposes, Carr Realty, L.P., CarrAmerica Realty, L.P. or the affected partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in Carr Realty, L.P. and CarrAmerica Realty, L.P. exceeds, and the value of Carr Realty, L.P.'s ownership interest in the affected partnership could exceed, 5% of the Company's assets, the Company could cease to qualify as a REIT. See "Federal Income Tax Considerations--Taxation of the Company (Asset Tests)." In addition, the imposition of a corporate tax on Carr Realty, L.P., CarrAmerica Realty, L.P. or any of the other partnerships in which it holds an interest would reduce the amount of funds available for distribution to the Company and its stockholders.

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

     In order to assist the Company in qualifying as a "domestically controlled REIT," the Company's Articles of Incorporation, as amended (the "Articles of Incorporation") contain certain provisions generally preventing foreign investors (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT." See "Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for non-U.S. shareholders other than USRealty.

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME;
SHARES AVAILABLE FOR FUTURE SALE

     A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, as of December 31, 1996, 1,436,900 shares of Common Stock of the Company were reserved for issuance pursuant to stock and unit options, and more shares may be reserved for such purpose in the future. These shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the USRealty Transaction, the Company granted USRealty the right to require the Company to file, at any time requested by USRealty, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by USRealty. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and USRealty and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See "Description of Common Stock --Restrictions on Transfer" for additional information regarding the limits on ownership of shares of capital stock.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

     Various provisions of the Articles of Incorporation restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limits (as defined herein), the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994, 1995 and 1996 was 1.75, 1.81, 1.91 and 1.74,
respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. The Company issued preferred stock in 1996. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is
1.71 for the year ended December 31, 1996.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("senior Securities") or subordinated Debt Securities ("subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

     The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under Subordination."

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

          (14) Whether such Debt Securities will be issued in certificate or book-entry form;

          (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Stock--Restrictions on Ownership" and "Description of Common Stock--Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the Special
Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries, defined below, to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

     Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary, as defined below, or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

     "Subsidiary" means a corporation, partnership or entity such as a limited liability company, in which a majority of the outstanding voting stock or partnership interests, as the case may be, is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or managers or other voting members of the governing body of such entities, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. The term "subsidiary" does not include Carr Services, Inc. or Carr Development & Construction as the Company does not own or control a majority of the outstanding voting stock of such entities.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

     Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,
(ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt

Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                    DESCRIPTION OF SERIES A PREFERRED SHARES

     The Company is authorized to issue 1,740,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Shares"). As of December 31, 1996 there were 1,740,000 Series A Preferred Shares outstanding.

     The summary of certain terms and provisions of the Series A Preferred Shares contained in this Prospectus does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Articles Supplementary relating to the Series A Preferred Shares (the "Articles Supplementary").

GENERAL

     The Company's Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.

     The Series A Preferred Shares were issued on October 25, 1996. The holders of the Series A Preferred Shares have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares.

     The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares is Boston EquiServe.

RANKING

     The Series A Preferred Shares will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

     While any Series A Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class or any security convertible into shares of any class that ranks senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares and Parity Shares (as defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of preferred shares or issue series of preferred shares ranking on a parity with the Series A Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Share") without the consent of any holder of Series A Preferred Shares. See "-- Voting Rights" below.

DIVIDENDS

     Holders of the Series A Preferred Shares are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to the greater of (i) $1.75 per annum or (ii) the cash dividends (determined on each of the quarterly dividend payment dates referred to below) paid on the number of shares of Common Stock, or portion thereof, into which a Series A Preferred Share is convertible. Such dividends are cumulative from the date of original issue and shall be payable quarterly in arrears on the last calendar day (or if such day is not a business day, the next business day thereafter) of each February, May, August and November (each, a "Dividend Payment Date"). Such dividends and any dividends payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the Dividend Record Date. Any dividend payment made on the Series A

Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to the Series A Preferred Shares that remains payable.

     Except as provided in the next sentence, no dividends will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Share for all prior dividend periods. If accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Shares.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Shares.

     As used herein, (i) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term "Junior Shares" means the Common Stock and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term "Fully Junior Shares" means Junior Shares that rank junior to the Series A Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

REDEMPTION

     Except as required by the limitation on ownership (see "-- Restrictions on Transfer; Ownership Limits" below), the Series A Preferred Shares are not redeemable prior to October 25, 1999. On and after October 25, 1999 the Company, at its option, upon not less than 30 nor more than 90 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price equal to $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

     Unless full cumulative dividends on all Series A Preferred Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

     The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve the Company's status as a REIT, as defined in the Code, the Series A Preferred Shares may be subject to redemption or exchange as described in the Company's Articles of Incorporation. See "--Restrictions on Transfer; Ownership Limits" below.

LIQUIDATION PREFERENCE

     The holders of Series A Preferred Shares are entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $25.00 per Series A Preferred Share plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of Series A Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the liquidation preference with respect to the Series A Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

VOTING RIGHTS

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares will have no voting rights.

     If six consecutive quarterly dividends payable on the Series A Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of Series A Preferred Shares and such voting Parity Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Shares and such other voting Parity Shares have been paid or declared and paid or set aside for payment. Such voting right will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

     The approval of two-thirds of the outstanding Series A Preferred Shares and all other series of voting Parity Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Articles of Incorporation to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Shares or the voting Parity Shares, (ii) enter into a share exchange that affects the Series A Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares), or (iii) authorize, reclassify, create, or increase the authorized amount of any class of capital stock having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

     Except as provided above and as required by law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

CONVERSION RIGHTS

     The Series A Preferred Shares will be convertible, in whole or in part, at the option of the holders thereof, at any time after April 25, 1997, into authorized but previously unissued shares of Common Stock at a conversion price of $25.00 per Common Stock (equivalent to a conversion rate of one share of Common Stock for each Series A Preferred Share), subject to adjustment as described below (the "Conversion Price"). See "-- Conversion Price Adjustments" below. The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the fifth business day prior to the redemption date for such Series A Preferred Shares. For information as to notices of redemption, see "--Redemption" above. For a description of the Company's Common Stock, see "Description of Common Stock" in the accompanying Prospectus.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     The Company will not issue fractional shares of Common Stock upon conversion but in lieu thereof will pay cash at the current market price of the Common Stock on the day prior to the conversion date.

CONVERSION PRICE ADJUSTMENTS

     The Conversion Price is subject to adjustment upon certain events, including without limitation (i) dividends (and other distributions) payable in Common Stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of any capital stock of the Company (other than Common Stock), evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and excluding Permitted Common Stock Cash Distributions, as herein defined). "Permitted Common Stock Cash Distributions" are those cumulative cash dividends and distributions paid with respect to the Common Stock after December 31, 1995 which are not in excess of the following: the sum of (i) the Company's cumulative undistributed funds from operations at December 31, 1995, plus (ii) the cumulative amount of funds from operations, as determined by the Board of Directors of the Company, after December 31, 1995, minus (iii) the cumulative amount of distributions accrued or paid on the Series A Preferred Shares or any other class of preferred stock after the date of this Prospectus Supplement. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In the event that the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Stock or sale of all or substantially all of the Company's assets or certain recapitalizations of the Common Stock), in each case as a result of which all or substantially all Common Stock is converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted prior to such transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one Series A Preferred

Share was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RESTRICTIONS ON TRANSFER; OWNERSHIP LIMITS

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer "individuals" during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Under the constructive ownership provisions of the Code, stock owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, is treated as owned by the ultimate individual beneficial owners of the entity. Because the Company intends to maintain its qualification as a REIT, the Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including the Series A Preferred Shares, intended to ensure compliance with these requirements. For a complete description of these restrictions, see "Common Stock--Restrictions on Transfer" in the accompanying Prospectus.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock. The Board of Directors of the Company has waived this restriction with respect to the acquisition of Series A Preferred Shares for a holder who is not an "individual" within the meaning of Section 542(a)(2) of the Code, so long as, through such holder's ownership of such Series A Preferred Shares, no "individual" would be considered the beneficial owner of more than 5% of the Series A Preferred Shares. If a holder were to acquire more than 5% of the Series A Preferred Shares and such holder did not meet the criteria set forth in the preceding sentence, such holder's shares of Series A Preferred Shares would be subject to the provisions in the Articles of Incorporation relating to a violation of the ownership limits as described in the accompanying Prospectus under the caption "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limits."

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of Preferred Stock. As of December 31, 1996, there were no shares of Preferred Stock outstanding other than the Series A Preferred Shares described in "Description of Series A Preferred Shares."

     Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the "Bylaws").

GENERAL

     The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued.

Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

     Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock--Restrictions on Transfer--Ownership Limits," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See "Description of Common Stock--Restrictions on Transfer--Ownership Limits."

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                           DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 90,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At December 31, 1996, there were 43,789,073 shares of Common Stock outstanding.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

     Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock ("Common Stock Ownership Limit") and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the "Ownership Limits.") Existing Holders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver T. Carr, Jr., or A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). Furthermore, USRealty and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of Common Stock and 45% of the outstanding shares of each class or series of preferred stock of the Company (the "Special Shareholder Limit"). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

     In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder, as defined below (other than USRealty and its affiliates), from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit) ("Non-U.S. Shareholder Limit"). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a "domestically controlled REIT," see "Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders." The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described below under "--Violation of Ownership Limits." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

     The Board may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

     Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit (including the Non-U.S.

Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

     All certificates representing Common Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is Boston EquiServe.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a description of certain Federal income tax consequences to the Company and the holders of Common Stock, Preferred Stock, Depositary Shares, Common Stock Warrants and Debt Securities of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to CarrAmerica Realty Corporation.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (l) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. See "Description of Common Stock--Restrictions on Transfer."

     Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Company will provide certain services with respect to the properties through entities that do not satisfy the "independent contractor" requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." Based upon the IRS ruling and its experience in the office rental markets in which the Company's properties are located, the Company believes that all services provided to tenants will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy only, although there is no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly, or through another entity, in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

     The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT, but including any unsecured debt of Carr Realty, L.P. or CarrAmerica Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). The Company owns directly all of the non-voting stock, representing 95% of the equity, of Carr Development & Construction. By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc. (Carr Services, Inc. and Carr Development & Construction are referred to collectively herein as the "Non-qualified REIT Subsidiaries.") Neither Carr Realty, L.P., CarrAmerica Realty, L.P., nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. There can be no assurance, however, that the IRS might not contend that the arrangements between the Company and the non-qualified REIT subsidiaries are such that the Company should be considered to own more than 10% of the voting securities of one or both of these entities. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each of such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

     Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

     The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or liquid assets to meet the 95% distribution requirement. In that event, the Company may arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock, if any, and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the shareholder.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States Federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

     The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute "unrelated business taxable income" ("UBTI"), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, under the Revenue Reconciliation Act of 1993, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "-- Taxation of the Company (Requirements for Qualification)" above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or such lower rate as may apply to dividends under an applicable treaty) on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to dividend withholding tax will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of December 31, 1996, USRealty, a Luxembourg corporation, held approximately 40.9% in value of the securities of the Company. In the event that USRealty and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a "domestically controlled REIT."

     If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Shareholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding securities at all times during a specified testing period. The Company believes the Common Stock would be considered to be "regularly traded" for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than USRealty) that holds in excess of 5% of the Company's stock. In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limits." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

     If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

TAXATION OF HOLDERS OF PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK WARRANTS AND DEBT SECURITIES

     Additional Tax Consequences for Holders of Preferred Stock, Depositary Shares, Common Stock Warrants or Debt Securities. If the Company offers one or more series of Preferred Stock, Depositary Shares, Common Stock Warrants or Debt Securities, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

OTHER TAX CONSIDERATIONS

     Entity Classification. A significant number of the Company's investments are through Carr Realty, L.P. and CarrAmerica Realty, L.P. If either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see "Taxation of the Company--Income Tests" and "--Asset Tests").

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for Federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and
(3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

     The Company believes that Carr Realty, L.P. and CarrAmerica Realty, L.P. each will be treated as a partnership for Federal income tax purposes (and not as an association taxable as a corporation).

     Tax Allocations with Respect to the Properties. Carr Realty, L.P. was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The Carr Realty, L.P. partnership agreement requires allocations of income, gain, loss and deduction with respect to the contributed Property be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of Carr Realty, L.P. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of Carr Realty, L.P. could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time the Properties were contributed to Carr Realty, L.P., and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

     Non-Qualified REIT Subsidiaries. The Non-qualified REIT Subsidiaries do not qualify as REITs and thus pay Federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT Subsidiaries are required to pay Federal, state and local income taxes, the cash available for distribution to stockholders will be reduced accordingly.

     State and Local Taxes; District of Columbia Unincorporated Business
Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the Properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the "District of Columbia taxable income" of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered "District of Columbia taxable income," but it is likely that at least some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

PARTICIPATION RIGHTS

     In conjunction with the USRealty Transaction, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.

                                  LEGAL MATTERS

     The legality of the Debt Securities, the Preferred Stock, the Depositary Shares, the Common Stock and the Common Stock Warrants offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                     EXPERTS

     The consolidated financial statements and schedule of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is "http://www.sec.gov".

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

          2. The Company's Current Report on Form 8-K filed with the Commission on February 12, 1997 and the Company's Current Report on Form 8-K filed with the Commission on March 26, 1997.

     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, telephone number (202) 624-7500.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                  ----
Prospectus Supplement Summary..................   S-1
The Company....................................   S-7
Recent Developments............................   S-13
Use of Proceeds................................   S-15
Price Range of Common Stock and Dividend
  History......................................   S-16
Capitalization.................................   S-17
Properties.....................................   S-18
Pro Forma Financial Information................   S-27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   S-32
Management.....................................   S-36
Plan of Distribution...........................   S-44
Legal Matters..................................   S-45

                      PROSPECTUS
The Company....................................     2
Risk Factors...................................     3
Use of Proceeds................................     9
Ratios of Earnings to Fixed Charges............     9
Description of Debt Securities.................    10
Description of Series A Preferred Shares.......    21
Description of Preferred Stock.................    25
Description of Common Stock....................    31
Description of Common Stock Warrants...........    33
Description of Depositary Shares...............    34
Federal Income Tax Considerations..............    38
Plan of Distribution...........................    45
Legal Matters..................................    46
Experts........................................    46
Available Information..........................    46
Incorporation of Certain Documents by
  Reference....................................    46

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                                2,142,857 SHARES


                                   CARRAMERICA
                               REALTY CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


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                                     [LOGO]

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